Exhibit 4.1
EXECUTION VERSION
Important Notice: Bringing a signed original or a certified copy of this document into the Republic of Austria, as well as any written reference to this document, may cause the imposition of Austrian stamp duties (Gebühren).
Dated 1 June 2005
SHARE PURCHASE AGREEMENT
Between
M-TEL HOLDING GMBH
STRIPE INVESTMENTS SARL
and
TELEKOM AUSTRIA AKTIENGESELLSCHAFT
and
TAG-TEL EOOD

EXECUTION VERSION
Table of Contents

Contents		Page
1	DEFINITIONS	2

2	PURCHASE AND SALE OF COMPANY SHARES	18

3	REPRESENTATIONS AND WARRANTIES OF SELLERS RE: TRANSACTION	30

4	REPRESENTATIONS AND WARRANTIES OF BUYER AND TA	33

5	REPRESENTATIONS AND WARRANTIES OF SELLERS RE: THE COMPANY	34

6	POST SIGNING COVENANTS	47

7	CONDITIONS TO CLOSING	53

8	CLOSING	58

9	CONSEQUENCES IF CLOSING DOES NOT OCCUR	60

10	INDEMNIFICATION	63

11	TA GUARANTEE	69

12	DISPUTE RESOLUTION	69

13	MISCELLANEOUS	70

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EXECUTION VERSION
LIST OF EXHIBITS

EXHIBIT 1.1	Form of SPA Escrow Agreement
EXHIBIT 1.2	Monthly Management Accounts
EXHIBIT 1.3	Budget 2005
EXHIBIT 1.4	Form of Buyer’s Legal Opinion
EXHIBIT 1.5	Data Room Index
EXHIBIT 1.6	Disclosure Letter
EXHIBIT 1.7	Identification of Interim Certificates and Extract of Share Registry
EXHIBIT 1.8	List of Connected Persons
EXHIBIT 1.9	Form of Company Resolution
EXHIBIT 1.10	Form of Alabin Resolution
EXHIBIT 1.11	Form of Sellers’ Legal Opinion
EXHIBIT 1.12	Sample Calculation of Net Debt
EXHIBIT 1.13	Sample Calculation of Working Capital
EXHIBIT 1.14	Form of Custody Agreement
EXHIBIT 1.15	Form of Stripe Guarantee re: Permitted Stripe Disposal
EXHIBIT 1.16	Form of Mobiltel Finance Resolution
EXHIBIT 1.17	Acknowledgement
EXHIBIT 1.18	MSA Termination Agreement
EXHIBIT 2.4.1(i)	Formula for Determining Active SIM Card Penetration
EXHIBIT 2.4.1(ii)	Formula for Determining the Revenue Market Share
EXHIBIT 2.4.1(iii)	Formula for Determining Active Company SIM Cards
EXHIBIT 2.4.1(iv)	Formula for Determining EBITDA
EXHIBIT 2.5.2(i)	Formula for Determining Active SIM Card Penetration II
EXHIBIT 2.5.2(ii)	Formula for Determining the Revenue Market Share II
EXHIBIT 2.5.2(iii)	Formula for Determining Active Company SIM Cards II
EXHIBIT 2.5.2(iv)	Formula for Determining EBITDA II
EXHIBIT 5.4	Articles of Association
EXHIBIT 5.6.1	Financial Statements
EXHIBIT 5.8.2	Guarantee for Subsidiary Debt
EXHIBIT 5.9.1	Telecom Licences
EXHIBIT 5.12.4(ii)	Title to Property
EXHIBIT 5.13.2	List of Officers and Directors
EXHIBIT 5.13.3	Short-Term Management Contracts

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EXECUTION VERSION

EXHIBIT 5.13.7	Particulars Relating to Management
EXHIBIT 5.14.1(i)	Material Contracts
EXHIBIT 5.14.1(ii)	Material Contracts with Change of Control Clauses
EXHIBIT 5.14.2	Operating Agreements
EXHIBIT 5.15.1	Intercompany Loans
EXHIBIT 5.17	Subsidiaries
EXHIBIT 5.21	IT Audit
EXHIBIT 5.21.1	IT Contracts
EXHIBIT 5.22.2	Tax Audits
EXHIBIT 5.24	Consultancy Agreements
EXHIBIT 7.2.5	Resignation Letters
EXHIBIT 7.2.11	Non-Compete Undertaking
EXHIBIT 7.2.13	Form of Sellers’ Certificate
EXHIBIT 7.3.4	Form of Bank Legal Opinion
EXHIBIT 7.3.5	Form of Buyer Certificate
EXHIBIT 7.3.6	Deed of Accession
EXHIBIT 8.1.1	Form of Pre-Closing Notice
EXHIBIT 8.1.6(i)	Form of Closing Notice

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EXECUTION VERSION
Share Purchase Agreement
This Share Purchase Agreement (this “Agreement”) is entered into as of 1 June 2005 (the Signing Date) by and between:
(1)	M-TEL HOLDING GMBH, a limited liability company duly established and validly existing under Austrian law registered with the commercial register of the Commercial Court of Vienna (Firmenbuch) under the registration number FN 244454 t, having its registered seat in Vienna, Austria and its business address at Tuchlauben 12/20a, A-1010, Vienna, Austria ( “M-Tel”) herein duly represented by Mr. Jam Schlaff and Mr. Michael Hason acting jointly in their respective capacities as managing directors;
(2)	STRIPE INVESTMENTS S.A.R.L, a private limited company duly established and validly existing under the laws of the Grand Duchy of Luxembourg, registered with the company register of Luxembourg under the registration number B.98-074, having its registered office at 46A Avenue J.F. Kennedy, Luxembourg L-1855 ( “Stripe”), herein duly represented by Mihalis Madianos acting in his capacity as attorney-in-fact pursuant to a duly issued power of attorney; and
(3)	TELEKOM AUSTRIA AKTIENGESELLSCHAFT, a stock corporation duly established and validly existing under Austrian law registered with the commercial register of the Commercial Court of Vienna (Firmenbuch) under the registration number FN 144477 t, having its registered seat in Vienna, Austria and its business address at Lassallestraße 9, A-1020, Vienna, Austria ( “TA”), herein duly represented by Dr. Stefano Colombo and Mr. Hans Lang acting jointly in their respective capacities as attorneys-in-fact pursuant to a duly issued power of attorney; and
(4)	TAG-TEL EOOD, a joint stock company duly established and validly existing under Bulgarian law registered with the Commercial Register under the registration number 67/2005, having its registered seat at Sofia, Janko Zabunov Str. 3/1, 1309 Sofia, Bulgaria (the “Buyer”), herein duly represented by Dr. Stefano Colombo and Dr. Erich Gnad acting jointly in their respective capacities as managing directors;
M-Tel and Stripe are hereinafter also referred to collectively as the “Sellers” and each as a Seller.
M-Tel, Stripe, TA and the Buyer are hereinafter also referred to individually as a “Party” and collectively as the “Parties”.
Whereas
(A)	The Sellers are the sole legal owners of one hundred thousand (100,000) ordinary registered shares of MOBILTEL AD, a Bulgarian joint stock company with its corporate seat in Sofia, Bulgaria and business address at 1 Kukush Street, 1309 Sofia, Bulgaria, registered with the Commercial Register (as defined herein) under company file number 2179/2004 (the “Company”), each share having a nominal value of one Bulgarian Leva (1 BGN), which shares represent one hundred percent (100%) of the authorised and issued as well as fully paid-up share capital of the Company amounting to One Hundred Thousand Bulgarian Leva (100,000 BGN) (the “Company Shares”), in the following percentages:

EXECUTION VERSION

Shareholder	Number of Company Shares	Percentage
M-TEL	60,000	60%
STRIPE	40,000	40%
Further, the Sellers are the sole legal owners of fifty (50) shares of Alabin 48 OOD, a Bulgarian limited liability company with its corporate seat in Sofia, Bulgaria and business address at 48 Alabin Street, 1000 Sofia, Bulgaria, acting as a management service company for the Company, registered with the Commercial Register under company file number 7925/2004 (“Alabin”), each share with a nominal value of one hundred Bulgarian Leva (100 BGN), which shares represent one hundred percent (100%) of the authorised and issued as well as fully paid-up share capital of Alabin amounting to five thousand Bulgarian Leva (5,000 BGN) (the “Alabin Shares”), in the following percentages:

Shareholder	Number of Alabin Shares	Percentage
M-TEL	30	60%
STRIPE	20	40%
     The Company Shares and the Alabin Shares are hereinafter referred to collectively as the “Shares”.
(B)	TA and the Sellers entered into a call option agreement dated 17 December 2004, which call option agreement was amended in the first instance on 25 March 2005 and in the second instance on 1 June 2005 (as collectively amended, the “Call Option Agreement”), granting TA or an entity nominated by TA the right to acquire one hundred percent (100%) of the Shares subject to the terms and conditions set out therein (the “Call Option”).

(C)	On 1 June 2005, TA has duly notified the Sellers of its decision to exercise the Call Option and has duly nominated the Buyer as buyer under the Share Purchase Agreement and thus to acquire one hundred percent (100%) of the Shares through the Buyer pursuant to the terms and conditions of this Agreement.
Now therefore, in consideration of the promises, representations, warranties, and covenants herein contained, the Parties agree as follows:
1	DEFINITIONS
In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
“ABGB” has the meaning set forth in Clause 2.7 (Waiver of Rescission);
“Acknowledgement” means the written acknowledgement of the Facility Agent in the form similar to that set out in Exhibit 1.17 (Acknowledgement);
“Active Company SIM Cards” has the meaning set forth in Clause 2.4.1(iii);
“Active Company SIM CardsII” has the meaning set forth in Clause 2.5.2(b)(III);
“Active SIM Card Penetration” has the meaning set forth in Clause 2.4.1(i);

EXECUTION VERSION
“Active SIM Card Penetration II” has the meaning set forth in Clause 2.5.2 (b) (I);
“Actual Net Debt” has the meaning set forth in Clause 2.2.4;
“Affiliate” with respect to any Party at any time, means any entity directly or indirectly controlling the Party or controlled by such Party at that time; for purposes used herein “control” of an entity means legal or beneficial ownership of more than fifty percent (50%) of the equity and voting power of the entity or the right to appoint the majority of the members of the board of directors or management board, as the case may be, of such entity and “controlling” and “controlled” have correlative meanings; holdings of shares by two or more affiliated companies shall be deemed to constitute “control”, if collectively they have the power (exercisable with the consent or concurrence of any person) to appoint or to remove the majority of the members of the administrative, management or supervisory boards of the controlled company, as the case may be, without regard to the allocation of such holdings among the affiliated companies;
“Agreement” has the meaning set forth in the preamble;
“Alabin” has the meaning set forth in the preamble;
“Alabin Resolution” means the resolution to be adopted and validly passed by the general meeting of shareholders of Alabin substantially in the form as set out in Exhibit 1.10 (Form of Alabin Resolution), which ensures and confirms subject to and as of the Closing Date the appointment of the new members to the management board of Alabin;
“Alabin Shares” has the meaning set forth in the preamble;
“APP Deferred Consideration” means the balance of (i) an amount of One Hundred Seven Million Fifty Six Thousand Euro (€107,056,000) plus interests under the share purchase agreement entered into between the Company and Mobiltel Holding GmbH on 25 May 2004 regarding the acquisition of all of the shares in MobilTel EAD and (ii) a loan of an amount of Fifty Eight Million Euro (€ 58,000,000) plus interests which was granted by MobilTel EAD to Mobiltel Holding GmbH, Vienna, Austria, to be paid at the latest on 30 June 2005 to Mobiltel Holding GmbH, Vienna;
“Appraiser” has the meaning set forth in Clause 2.6.2;
“Approvals” means all authorisations, consents and approvals of the Bulgarian Government or any of its agencies including all permissions of the Regulator and any Bulgarian, Austrian or other merger control approvals, if applicable, required for the Closing;
“Articles of Association” means the articles of association of the Company as attached hereto as Exhibit 5.4 (Articles of Association);
“Assignment Agreement” means the Assignment Agreement Regarding the Claims under the Acquisition Documents between Bidco AD, Stripe Investments S.à.r.l. and the Security Agent dated 29 June 2004;
“Austrian Merger Approval” has the meaning set forth in Clause 7.1.1 (ii);
“Best Knowledge of the Sellers” means with reference to a specific date (the “Sellers’ Knowledge Reference Date”) the body of knowledge constituted on such date by (i) the actual knowledge of the managing directors of M-Tel, (ii) the actual knowledge of the managing directors of Stripe, (iii) the actual knowledge of Mag. Martin Schlaff, born 6 August 1953, Dr. Josef Taus, born 8 February 1933 and, Dr. Herbert Cordt, born 12 January 1947 (the “M-Tel Representatives” ), (iv) knowledge obtainable by a careful, diligent and

EXECUTION VERSION
reasonable enquiry by the M-Tel Representatives of (a) the members of the Management Board and (b) Boris Tachev, Valentin Radev, Julia Troncheva, Wendelin Simonis and Neli Gerova, (v) the actual knowledge of Machiel Papousek, born 4 October 1965, Mark Richard Jacobson, born 17 December 1962, and Claudia Mayer-Dobin, born 6 November 1963 (the “Stripe Representatives”), and (vi) knowledge obtainable by careful, diligent and reasonable enquiry by the Stripe Representatives of (a) the members of the Management Board and (b) Boris Tachev, Valentin Radev, Julia Troncheva, Wendelin Simonis, and Neli Gerova. With regard to (iv) and (vi) “knowledge obtainable by a careful, diligent and reasonable enquiry” means knowledge obtained by the M-Tel Representatives and the Stripe Representatives on the basis of the written answers provided by the member of the Management Board being responsible for shareholders’ relations on or prior to but not more than fifteen (15) Calendar Days prior to the Sellers’ Knowledge Reference Date and approved and certified in writing by the other members of the Management Board and at least one of the persons referred to under (iv) (b) and (vi) (b) in response to a particular list of questions regarding the subject matter of all representations and warranties under Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe) which are qualified by the “Best Knowledge of the Sellers”. In the event of a failure to conduct such an enquiry to any extent, any knowledge that would have been obtainable through enquiry not subject to such failure is deemed to be within the Best Knowledge of the Sellers for the purposes of this definition;
“Breach” has the meaning set forth in Clause 10.2.1 (Remedying Defects);
“Budget 2005” means the budget of the Company for the financial year 2005 as attached in Exhibit 1.3 (Budget 2005);
“Bulgarian Corporate Income Tax Act” means the Bulgarian act published in the State Gazette No. 115 of 5 December 1997, effective 1 January 1998, as amended, and all ordnances promulgated thereunder;
“Bulgarian Leva” or “BGN” means the lawful currency of the Republic of Bulgaria;
“Bulgarian Merger Approval” has the meaning a set forth in Clause 7.1.1 (i);
“Bulgarian VAT-Act” means the Bulgarian act published in the State Gazette No. 153 of 23 December 1998, effective 1 January 1999, as amended, and all ordnances promulgated thereunder;
“Business Day” means a day, other than a Saturday or a Sunday, when banks are open for business in Vienna, Austria and Luxembourg and Sofia, Bulgaria;
“Buyer” has the meaning set forth in the preamble;
“Buyer’s Knowledge” means with reference to a specific date (the “Buyers Knowledge Reference Date”) the body of knowledge constituted on such date by (i) the actual knowledge of any of the members of the management board of TA and of the managing directors of the Buyer, (ii) the actual knowledge of the persons who have at any time been appointed as observers in the Management Board and the Supervisory Board of the Company as set out in Clause 6.1.4 of the Call Option Agreement (the “Observers”) and, (iii) the knowledge obtainable by the managing directors of the Buyer and by the members of the management board of TA by careful, diligent and reasonable inquiry of the Buyer’s Representatives at any time, the person appointed as head of the project team at any time and such persons as have been appointed at any time under Clause 6.1.5 of the Call Option Agreement. With regard to (iii) “knowledge obtainable by careful, diligent and reasonable

EXECUTION VERSION
inquiry” means knowledge obtained by the managing directors of the Buyer and by the management board of TA (all being represented by one of the management board members of TA) on the basis of written answers provided by one of the Buyer’s Representatives on or prior to but not more than fourteen (14) calendar days prior to the Buyer’s Knowledge Reference Date and approved in writing by the other Buyer’s Representatives in response to a list of questions regarding the subject matter of all representations and warranties contained in Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe). In the event of a failure to conduct such an enquiry to any extent, any knowledge that would have been obtainable through enquiry not subject to such failure is deemed to be within the Buyer’s Knowledge for the purposes of this definition;
“Buyers Knowledge Reference Date” has the meaning set forth in the definition of Buyer’s Knowledge set out herein;
“Buyer’s Legal Opinion” means a legal opinion substantially in the form attached hereto as Exhibit 1.4 (Form of Buyer’s Legal Opinion) which is to be issued to and in favour of the Sellers by CMS Reich-Rohrwig Hainz at the Closing confirming inter alia the representations set out in Clauses 4.1 (Organisation) through 4.3 (Non-Contravention);
“Buyer’s Representatives” has the meaning set forth in Clause 6.1.3;
“Calendar Day” means any calendar day including Saturday and Sunday;
“Capital Expenditure” means any gross expenditure related to an asset that creates future benefit to the enterprise and that is expected to be used during more than one year, including but not limited to:
(i)	purchase of intangible assets;

(ii)	purchase of property, plant or machinery;

(iii)	improvements to assets that increase their usefulness or extend their useful life;

(iv)	expenditure incurred in transporting an asset to its site and preparing it for use;

(v)	capitalised labour expenses; and

(vi)	capitalised leases,
excluding, however, any gross additions directly resulting from the acquisition of the UMTS Licence and the UMTS roll-out;
“Call Option” has the meaning set forth in the preamble;
“Call Option Agreement” has the meaning set forth in the preamble;
“Call Option Price” means the price paid by the Buyer to the Sellers for the Call Option;
“Central Depository” means Centralen Depozitar AD, a joint stock company organised and existing under the laws of the Republic of Bulgaria;
“Claim” has the meaning set forth in Clause 10.1 (Survival of Representations and Warranties);
“Closing” means the act of completing the sale and purchase transactions pertaining to the Shares contemplated by this Agreement and the Closing operations contemplated by Clause 8.1.5 (Closing Actions);
“Closing Accounts” has the meaning set forth in Clause 2.2.4;

EXECUTION VERSION
“Closing Date” has the meaning set forth in Clause 8.1.2;
“Closing Defaulting Party” has the meaning as set out in Clause 9.1 (Closing Rescission (Rucktritt));
“Closing Notice” has the meaning set forth in Clause 8.1.6 (Occurrence of Closing);
“Comfort Letter” has the meaning set forth in Clause 10.1.2;
“Commercial Register” means the commercial register maintained by the Sofia City Court;
“Company” has the meaning set forth in the preamble;
“Company Resolution” means the resolution to be adopted and validly passed by the general meeting of shareholders of the Company substantially in the form as set out in Exhibit 1.9 (Form of Company Resolution) which ensures and confirms the appointment of the new members of the Supervisory Board subject to and as of the Closing Date;
“Company Share Pledges” means: (a) a Shares and Receivables Pledge dated 29 June 2004 between, inter alios, M-Tel as pledgor, the Security Agent and the Company, and (b) a Shares and Receivables Pledge dated 29 June 2004 between, inter alios, Stripe as pledgor, the Security Agent and the Company, as they may be or have been amended, modified, varied or supplemented from time to time;
“Company Shares” has the meaning set forth in the preamble;
“Confidential Information” has the meaning set forth in Clause 13.14.1;
“Connected Person” means any of: (i) the Sellers, (ii) the Company, (iii) any of the current Directors or Officers of the Company, (iv) any of the Subsidiaries, or (v) any person holding at any time direct or indirect control of the Company, or the Subsidiaries, or (vi) any person listed as such in Exhibit 1.8 (List of Connected Persons);
“Consolidated Financial Statements” means the consolidated financial statements and notes of the Company, its Subsidiaries and Alabin, whereby the financial statements of Alabin shall be pro forma consolidated into the financial accounts of the Company and its Subsidiaries;
“Consolidated Financial Statements 2003/2004” has the meaning set forth in Clause 5.6.1;
“Consolidated Financial Statements 2004” means the Consolidated Financial Statements as of and for the period ending 31 December 2004;
“Consultancy Agreement” means any agreement which remains in force or otherwise remains to be completed or performed after the Closing between the Company and a Consultant with annual fees due or paid to such Consultant exceeding or having exceeded Five Hundred Thousand Euro (€ 500,000) in any of the calendar years 2003, 2004 or 2005;
“Consortium Agreement” has the meaning set forth in Clause 3.2.4(iv);
“Consultant” means any former or current adviser and consultant (including financial, legal and technical advisors and consultants) of the Company;
“COP Escrow Agreement” means the escrow agreement dated 17 March 2005 entered into among the COP Escrow Agent, M-Tel, Stripe and TA, as such agreement may be amended from time to time;

EXECUTION VERSION
“COP Escrow Agent” has the meaning set forth in the Call Option Agreement;
“Credit Agreement” means the Six Hundred and Fifty Million Euro (€ 650,000,000) senior secured credit agreement dated 25 May 2004 between the Company as borrower, ABN AMRO Bank N.V., Citibank N.A. and ING Bank N.V. as arrangers and various lenders as set out in Schedule 1 to the Credit Agreement, the Facility Agent and the Security Agent, as it may be or has been amended, modified, varied or supplemented from time to time;
“Custody Agent” means Ernst & Young Audit OOD, a company organised and existing under the laws of Bulgaria and having its main office at Business Park Sofia, Building 10 Floor 2, Mladost 4, 1715 Sofia, Bulgaria (“Ernst & Young”) or such other person as the Parties may agree in writing;
“Custody Agreement” means an agreement to be entered into among the Parties and the Custody Agent substantially in the form set out in Exhibit 1.14 (Form of Custody Agreement);
“Data Room I” means a data room located at 1 Kukush Str., 1309 Sofia, Bulgaria containing documents and written information about the Company and Alabin, including legal and financial records and documents, qualifying the representations and warranties under Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.24 (Consultancy Agreements) or any other documents included therein by the Sellers, to which TA for itself and for and on behalf of the Buyer was given access for purposes of conducting a due diligence review for TA and for and on behalf of the Buyer prior to the Signing Date;
“Data Room II” means a data room located at 1 Kukush Str., 1309 Sofia, Bulgaria containing documents and written information about the Company and Alabin, including legal and financial records and documents which by scope and content do not directly relate to the representations and warranties under Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.24 (Consultancy Agreements) which have been included therein upon requests of TA for itself and for and on behalf of the Buyer prior to the Signing Date, such requests not being unreasonable and not requesting legal statements or subjective analysis by the Company, Alabin or the Sellers;
“Data Room III” means a data room located at 1 Kukush Str., 1309 Sofia, Bulgaria, containing documents and written information about the Company, the Subsidiaries and Alabin, including legal and financial records and commercial information not contained in Data Room I and Data Room II, compiled at the sole discretion of the Sellers;
“Data Room Boxes” means the boxes containing all of the documents and written information which were provided in Data Room I and Data Room II as confirmed and sealed by authorised representatives of the Buyer and the Sellers and delivered to the Custody Agent for purposes of safe custody during the warranty claim period contemplated in Clause 10.1 (Survival of Representations and Warranties);
“Data Room Index” means the index listing all of the documents and written information which were provided in Data Room I, Data Room II and Data Room III, attached hereto as Exhibit 1.5 (Data Room Index);
“Deferred Consideration” has the meaning set forth in Clause 2.4.1 (Performance Indicators);

EXECUTION VERSION
“Delayed Measure” means a measure of the Company regarding Relevant Items which may be shifted from the month for which such measure was scheduled in the Budget 2005, as the case may be, to the immediately preceding or succeeding month, except:
(i)	for marketing costs;

(ii)	in relation to the period between Signing and the Closing (“Phase II”) only, maintenance costs; and

(iii)	in relation to the period between signing of the Call Option Agreement and the Closing only, capital expenditures (IT and network related), which may be shifted to any other month within the same quarter of a year (on a calendar year basis), provided that (i) such shifting of a measure has been notified to the Observer including data sufficient for the Observer to assess the impact on any of the Relevant Items affected by such delayed measure in any month of the year 2005 and (ii) the shifting of measures undertaken as a reaction to the potential grant of a third GSM licence in Bulgaria shall in any case be allowed;
“Dematerialisation” means the registration of the Company Shares as dematerialised securities with the Central Depository in accordance with applicable Bulgarian regulation;
“Director” or “Directors” means any manager, member of the managing board or board of directors of the Company or any of its Subsidiaries, as the case may be;
“Disclosure Date” means the date the Disclosure Letter was delivered to the Buyer by the Sellers, being 1 June 2005;
“Disclosure Letter” means the letter delivered to the Buyer by the Sellers on the Disclosure Date attached hereto as Exhibit 1.6 (Disclosure Letter) and to be updated and delivered to the Buyer on and as of the Closing Date, listing certain documents and containing other information provided by or on behalf of the Sellers (whereby any such listed documents are deemed to be disclosed by numerical cross-reference to the Data Room Index only with respect to the representations to which the Disclosure Letter explicitly refers for purposes of such disclosure) which describe facts and circumstances that are disclosed as exceptions or potential exceptions to the representations and warranties given by the Sellers to the Buyer in Clauses 3 (Representations and Warranties of Sellers Re: Transaction) and 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe) only with respect to the representations to which the Disclosure Letter explicitly refers for purposes of such disclosure, which Disclosure Letter is an integral part of this Agreement;
“Disputed Items” has the meaning set forth in Clause 2.6.1;
“Determination of the Excess Net Debt” has the meaning set forth in Clause 2.2.5;
“Drop Dead Date” means the one hundred and fiftieth (150th) Calendar Day immediately following the Signing Date;
“EBITDA” means earnings before deducting interest, tax, depreciation and amortisation for the Company as calculated in accordance with the procedure set out in Exhibit 2.4.1 (iv) (Formula for Determining EBITDA);
“EBITDA II” means earnings before deducting interest, tax, depreciation and amortisation for the Company as calculated in accordance with the procedure set out in Exhibit 2.5.2 (iv) (Formula for Determining EBITDA II);

EXECUTION VERSION
“Environmental Regulations” means any rules, regulations, orders, permits or awards of any competent authority applicable to the Company and/or the conduct of the business of the Company and which have as the purpose to protect the environment, including but not limited to the Environmental Protection Act (State Gazette No 91/September 25, 2002 as amended), Clean Air Act (State Gazette No 45/May 28, 1996 as amended), Law on Waste Management (State Gazette No 86/September 30, 2003 as amended), Water Act (State Gazette No 67/July 27, 1999 as amended) and any laws, rules and regulations relating to emissions (electro-magnetic or otherwise) from mobile telecommunication devices, equipment, networks or any components thereof;
“Ernst & Young” has the meaning set forth in the definition of Custody Agent;
“EUR” or “Euro” or “€” means the euro, the single currency introduced in the member states of the European Communities which adopted such single currency at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty Establishing the European Community, as amended;
“EURIBOR” means the 6-month European Interbank Offered Rate as displayed on Bloomberg (www.bloomberg.com) fixed on 11.00 a.m. GET on the later of the day of the Pre-Closing Meeting or 1 July 2005;
“Excess Net Debt” has the meaning set forth in Clause 2.2.3;
“Facility Agent” means ABN AMRO Bank N.V. as facility agent under the Credit Agreement, or, as the context may require, any other facility agent from time to time under the Credit Agreement;
“Finance Documents” means the Loan Finance Documents, the Note Finance Documents and the Hedging Documents;
“Finance Parties” means the Lenders, the Note Trustee, the Noteholders, the Hedging Banks, the Facility Agent and the Security Agent;
“Hedging Banks” means Citigroup Global Markets Limited and ABN AMRO Bank N.V., and, if the context so admits, any other hedging banks under the Priority Agreement;
“Hedging Documents” means the documentation relating to the interest rate swaps each dated 12 November 2004 between the Company and the Hedging Banks, respectively;
“Holdback Funds” has the meaning set forth in Clause 10.2.12 (Security for Claims);
“IAS” means all standards and interpretations, whether called IAS, IFRS, SIC or IFRIC, the preface and framework issued by the International Accounting Standards Board, or its predecessor, the International Accounting Standards Committee, applicable as at the reference date of the respective financial statements;
“Individual Deferred Consideration” or “IDC I” has the meaning set forth in Clause 2.4.2 (Individual Deferred Consideration);
“Individual M-Tel Net Debt Compensation” or “IDC II” has the meaning set forth in Clause 2.5.4 (Individual M-Tel Net Debt Compensation);
“Intentional Material Adverse Change” means with reference to a specific date one or several changes (or any development that is likely to result in any such changes) after such date that are adverse to the financial condition, assets, liabilities or results of operations of the Company with an adverse economic effect exceeding individually for each of such

EXECUTION VERSION
events Ten Million Euro (€ 10,000,000) and such individual events exceeding in the aggregate One Hundred Million Euro (€ 100,000,000), provided that the acts or measures causing such adverse economic effect were aimed at causing damage to the Company (mala fide) by any of the Sellers (or their Affiliates or any of the Sellers’ representatives) or by the management of the Company. The economic effect shall be calculated on the basis of the impact on EBITDA of such event for the then current financial year or the first financial year when such impact is fully effective multiplied by five (5) if the economic effect is sustainable, otherwise on the basis of a net substance value;
“Interim Certificates” means collectively any and all materialised share certificates representing each of the Company Shares and identified by such share numbers and interim certificate numbers as set out in attached Exhibit 1.7 (Identification of Interim Certificates and Extract of Share Registry) prior to the Dematerialisation;
“Interim Consolidated Financial Statements” has the meaning set forth in Clause 5.6.1;
“Issued Claim” has the meaning set forth in Clause 10.1 (Survival of Representations and Warranties);
“IT Contract” means any material agreement, arrangement or licence with a third party relating to IT Systems, material meaning for the purposes of this definition an agreement, arrangement or licence exceeding a value of Two Hundred Fifty Thousand Euro (€ 250,000);
“IT Systems” means all material computer and material telecommunications hardware (including network equipment) and material software owned or used by the Company, material meaning for the purposes of this definition a value in each case exceeding Two Hundred Fifty Thousand Euro (€ 250,000);
“Joint Release Instruction” has the meaning set forth in the SPA Escrow Agreement or the COP Escrow Agreement as the context requires;
“Lenders” means the lenders from time to time under the Credit Agreement;
“Licences” has the meaning set forth in Clause 5.23 (Compliance);
“Loan Finance Documents” means the Credit Agreement, the Security Documents, the Priority Agreement and any related documentation entered into or issued by the Company in connection with the Credit Agreement, the Security Documents or the Priority Agreement, as each may be or has been amended, modified, varied or supplemented from time to time;
“Majority Lenders” means the majority lenders from time to time as defined in the Credit Agreement;
“Market Performance Thresholds II” has the meaning set out in Clause 2.5.7;
“Management Board” means the management board of the Company contemplated by article 39 of the Articles of Association;
“Master and Shareholders’ Agreement” means the master and shareholders’ agreement entered into on 25 May 2004, as amended, between, inter alios, the Sellers;
“Material Adverse Change” means with reference to a specific date one or several changes (or any development that is likely to result in any such changes) after such date that are adverse to the financial condition, assets, liabilities or results of operations of the Company with an adverse economic effect exceeding individually for each of such events Ten Million Euro (€10,000,000) and such individual events exceeding in the aggregate One

EXECUTION VERSION
Hundred Million Euro (€100,000,000), excluding (i) adverse changes in the capital markets, (ii) adverse developments in the exchange rate of the Bulgarian Leva relative to the Euro, (iii) changes to the extent that they are attributable to bona fide measures of the Company (iv) changes constituting an OCB Material Adverse Change, and (v) any Intentional Material Adverse Change. The economic effect shall be calculated on the basis of the impact on EBITDA of such event for the then current financial year or the first financial year when such impact is fully effective multiplied by five (5) if the economic effect is sustainable, otherwise on the basis of a net substance value;
“Material Adverse Effect” means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is adverse to the financial condition, assets, liabilities or results of operations of the Buyer, the Company or its Subsidiaries or the Sellers (as the case may be) with an economic effect with a net present value exceeding Fifty Million Euro (€50,000,000);
“Material Contract” means any contract, undertaking, arrangement or agreement entered into by or on behalf of the Company that remains in force or otherwise remains to be completed or performed after the Closing and:
(i)	results, in accordance with its terms, in a principal contractual obligation of the Company exceeding One Million Euro (€ 1,000,000) or the equivalent thereof including, without limitation, any contractual liabilities arising from or relating to the purchase or sale of goods or services;

(ii)	is of a long-term nature that is unlikely to have been fully performed and cannot be unilaterally terminated at will by the Company (in its sole discretion) in accordance with the terms of such contract, undertaking arrangement or agreement within twelve (12) months after the Disclosure Date and with a contractual value exceeding One Hundred Thousand Euro (€ 100,000) per year;

(iii)	is necessary for the use of any asset of a current market value exceeding One Million Euro (€ 1,000,000) which is not reflected in the Consolidated Financial Statements 2004 but is used by the Company and is important for the operations of the business of the Company according to its GSM License or UMTS Licence (if applicable); or

(iv)	involves, as a contractual counter-party, a Connected Person;
“Merger” has the meaning set forth in Clause 5.1 (Organisation, Qualification and Corporate Power);
“Merger Control Transaction” has the meaning set forth in Clause 7.1.1 (i);
“MobilTel EAD” means a Bulgarian joint stock company which until the Merger had its corporate seat in Sofia, Bulgaria and business address at 1 Kukush Street, 1309 Sofia, Bulgaria and was registered with the Commercial Register under company file number 5857/1994;
“Mobiltel Finance Resolution” means the resolution to be adopted and validly passed by the general meeting of shareholders of Mobiltel Finance B.V. substantially in the form as set out in Exhibit 1.16 (Form of Mobiltel Finance Resolution) which ensures and confirms the appointment of the new members of the management board of Mobiltel Finance B.V. subject to and as of the Closing;

EXECUTION VERSION
“Mobiltel Holding GmbH” means an Austrian limited liability company with its corporate seat in Vienna and business address at Riemergasse 14, A-1010 Vienna, registered with the Austrian commercial register (Firmenbuch) under FN 218020;
“Monthly Management Accounts” means the monthly performance reports prepared by the management of the Company in accordance with past practice, substantially as in the form of the management accounts of the Company with respect to October 2004 which are attached hereto as Exhibit 1.2 (Monthly Management Accounts);
“MSA Termination Agreement” means the agreement terminating the rights and obligations of the parties under Master and Shareholders’ Agreement subject to the occurrence of the Closing and pursuant to the other terms and conditions thereof, to be entered into by the parties to the Master and Shareholders’ Agreement, substantially in the form set forth in Exhibit 1.18 (MSA Termination Agreement);
“M-Tel” has the meaning set forth in the preamble;
“M-Tel Account” means the account of M-Tel in the name of M-Tel with BAWAG Bank fur Arbeit und Wirtschaft AG, account number 00110-067-313, SWIFT/BIC Code: BAWAATWW, IBAN code: 331400000110067313;
“M-Tel Alabin Shares” means the Alabin Shares held by M-Tel as at the Signing Date;
“M-Tel Closing Payment” has the meaning set forth in Clause 2.3.1;
“M-Tel Company Shares” means the Company Shares held by M-Tel as at the Signing Date;
“M-Tel Net Debt Compensation” has the meaning set forth in Clause 2.5.1;
“M-Tel Purchase Price” has the meaning set forth in Clause 2.2.1;
“M-Tel Representatives” has the meaning set out in the definition of Best Knowledge of the Sellers;
“M-Tel Shares” means the Shares held by M-Tel as at the Signing Date;
“M-Tel Transfer” has the meaning set forth in Clause 9.2.2(ii)(b);
“Net Debt” means an amount equal to the sum of:
(i)	short-term financial liabilities excluding short term accounts payable; plus

(ii)	long-term financial liabilities; less

(iii)	cash and marketable securities.
For the avoidance of any doubt, Net Debt shall be presented at amortised cost per IFRS and shall (i) include interest payable net of any payments associated with the SWAP agreement and (ii) exclude the direct impact on the above items resulting from documented UMTS roll-out expenditures (including expenses and investments) which impact on the Consolidated Financial Statements. For illustration purposes, a sample calculation of Net Debt as of 30 April 2005 is attached as Exhibit 1.12 (Sample Calculation of Net Debt) hereto;
“Net Working Capital” means an amount equalling the sum of:
(i)	trade receivables (net of allowances for doubtful trade receivables); plus

EXECUTION VERSION
(ii)	net inventories; plus

(iii)	other short-term receivables (net of allowances for doubtful other short-term receivables); plus

(iv)	prepayments; less

(v)	short-term trade payables; less

(vi)	other short-term non-financial payables;
excluding, however, the direct impact on the above items resulting from documented UMTS roll-out expenditures (including expenses and investments) which impact on the Consolidated Financial Statements. For illustration purposes, a sample calculation of Net Working Capital as of 30 April 2005 is attached hereto as Exhibit 1.13 (Sample Calculation of  Working Capital);
“Note Finance Documents” means (a) the Offering Circular issued by Mobiltel Finance B.V. and the Company dated 17 November 2004; (b) the Subscription Agreement dated 17 November 2004 between Mobiltel Finance B.V., the Company and ABN AMRO Bank N.V., Citigroup Global Markets Limited, and ING Bank N.V., London Branch, as Managers; (c) the Trust Deed dated 19 November 2004 between Mobiltel Finance B.V., the Company and the Note Trustee; (d) the Notes; (e) the Agency Agreement dated 19 November 2004 between Mobiltel Finance B.V., the Company, the initial Paying Agents specified therein and the Note Trustee; (f) the Internal Guarantee Agreement dated 19 November 2004 between Mobiltel Finance B.V. and the Company; (g) the Intercompany Loan Agreement dated 19 November 2004 between Mobiltel Finance B.V. and the Company; and (h) any related documentation entered into or issued by the Company and /or Mobiltel Finance B.V. in connection with any of the foregoing documents set forth in paragraphs (a) through (g), as each may be or has been amended, modified, varied or supplemented from time to time;
“Noteholders” means the holders from time to time of the Notes;
“Notes” means the Two Hundred Million Euro (€ 200,000,000) original principal amount of five percent (5%) Senior Notes due 2009 issued by Mobiltel Finance B.V. and guaranteed by the Company;
“Note Trustee” means The Law Debenture Trust Corporation p.l.c., or, as the context may require, the trustee or trustees of the Noteholders from time to time;
“Observer” has the meaning set out in the definition of Buyer’s Knowledge;
“OCB Escalation Procedures” means the procedure described in Clauses 9.2(i) through 9.2(iii) of the Call Option Agreement;
“OCB Material Adverse Change” shall mean with reference to a specific date one or several changes (or any development that is likely to result in any such changes) after such date that are adverse to the financial condition, assets, liabilities or results of operations of the Company with an adverse economic effect exceeding individually for each of such events One Hundred Million Euro (€ 100,000,000) and such qualifying individual events exceeding in the aggregate Two Hundred Fifty Million Euro (€ 250,000,000) and which result from a measure taken by the management of the Company after having complied with the OCB Escalation Procedure but for which the Buyer did not give its consent. The economic effect shall be calculated on the basis of the impact on EBITDA of such event for the then current financial year or the first financial year when such impact is fully effective multiplied

EXECUTION VERSION
by five (5) if the economic effect is sustainable otherwise on the basis of a net substance value;
“Officer” means any officer or employee of a relevant Party operating on the first management level below the management board or board of directors, as the case may be;
“Operating Agreements” has the meaning set forth in Clause 5.14.2;
“Option Price” has the meaning set forth in the Call Option Agreement;
“Ordinary Course of Business Phase I” means the conduct of the business of the Company for the time period from and including 1 January 2005 until the Disclosure Date except the following measures taken by the management of the Company:
(i)	any measure (including the implementation of changes to interconnection tariffs) which would result in a negative or positive deviation of ten percent (10%) or more from any Relevant Item (“Relevant Deviation”) which is not a Delayed Measure scheduled for any particular month in the Budget 2005; or

(ii)	any measure relating to tariff changes and discounts on tariffs other than those likely not to result in a negative deviation by ten percent (10%) or more from either the post-paid or the pre-paid overall annual revenues for 2005 as anticipated in the Budget 2005; or

(iii)	any measure which in the reasonable assessment of the Buyer might have a long-term material impact on the Company (including, but not limited to, branding, the conclusion of co-operation agreements or operating agreements); or

(iv)	any measure implementing any extension of the existing business of the Company as of the Signing Date to new lines of business (including, but not limited to, any extension in relation to retail fixed line services or the utilisation of technology) if not included in the Budget 2005; or

(v)	any measure implementing changes to the (a) supply chain management, (b) procurement or (c) inventory management (in each case relating to handsets, SIM cards, accessories to handsets) of the Company, as reflected in the Budget 2005; or

(vi)	any expenditure related to (a) the acquisition of a UMTS Licence by the Company other than the acquisition price (plus acquisition related expenditures up to a maximum of ten percent (10%) of the acquisition price) and (b) the terms and conditions for the roll-out and the coverage obligation under the UMTS Licence; for the avoidance of doubt, the acquisition itself of a UMTS Licence by the Company shall be deemed a measure within the Ordinary Course of Business Phase I;
unless the management received for such measures (i) through (vi) the prior consent of the TA or Buyer (which is not to be unreasonably withheld) or complied with the OCB Escalation Procedure;
“Ordinary Course of Business Phase II” has the same meaning as ascribed to Ordinary Course of Business Phase I except that it refers to the period from the Disclosure Date to the Closing Date;
“Partnership” has the meaning set forth in Clause 5.5.1;
“Party” or “Parties” has the meaning set forth in the preamble above;

EXECUTION VERSION
“Performance Indicators” has the meaning set forth in Clause 2.4.2 (Individual Deferred Consideration);
“Performance Indicators II” has the meaning set forth in Clause 2.5.2 (Assessment of Net Debt);
“Permitted Stripe Disposal” means any transfer(s) by Stripe of the Stripe Shares in whole or in part to a third party transferee completed prior to July 12, 2005 provided such transfer(s) comply with the terms and conditions of the Finance Documents and the Master and Shareholders’ Agreement and is/are subject to (i) the transferee of such shares prior to the transfer by Stripe to the transferee committing to transfer such Stripe Shares to the Buyer on the Closing Date for the same consideration and on the same terms and conditions set out herein, (ii) such obligation constituting a third party beneficiary right (Vertrag zugunsten Dritter) in favour of the Buyer for purposes of point (i), (iii) such transferee not being a competitor of the Buyer in the field of the provision of telecommunication services (including, for the avoidance of doubt, but not limited to mobile and fixed line telecommunication), (iv) Stripe guaranteeing any obligations of the third party transferee for the benefit of the Buyer by executing and delivering to the Buyer prior to the transfer by Stripe to the third party transferee an abstract guarantee substantially in the form set out in Exhibit 1.15 (Form of Stripe Guarantee re: Permitted Stripe Disposal), and (v) (a) the Lenders or, as appropriate, the Majority Lenders approving the transfer from the transferee of the Stripe Shares to the Buyer prior to the transfer by Stripe to the third party transferee and such transfer not triggering any mandatory prepayment as set out for the transfer of Stripe Shares in clause 7.2 of the Credit Agreement and (b) the Note Trustee approving such transfer and such transfer not resulting in any Noteholder having an option to redeem under Condition 7.6 of the Notes;
“Pre-Closing Meeting” has the meaning set forth in Clause 8.1.1 (Pre-Closing);
“Pre-Closing Notice” has the meaning set forth in Clause 8.1.1 (Pre-Closing);
“Pre-Emption Event” means any event or circumstance whereby Stripe, subject to the Pre-Emption Right of M-Tel, agrees to or has been offered to sell, transfer, or otherwise dispose or realise the intrinsic value of the Stripe Shares in a transaction with any third party, other than the Buyer, pursuant to a Permitted Stripe Disposal or otherwise;
“Pre-Emption Right” has the meaning set forth in Clause 6.4.2;
“Priority Agreement” means the priority agreement dated 25 May 2004 between, inter alios, the Company and the Security Agent, as may be modified from time to time;
“Property” means real estate owned by the Company;
“Purchase Price” means the aggregate of the M-Tel Purchase Price and the Stripe Purchase Price;
“Regulator” means the Communications Regulation Commission of Bulgaria or its predecessor the State Telecommunications Commission of Bulgaria;
“Relevant Consolidated Financial Statements” has the meaning set forth in Clause 5.6.1;
“Relevant Deviation” has the meaning set out in the definition of Ordinary Course of Business Phase I;
“Relevant Item” means each of the following individual items of the Budget 2005: (i) aggregate costs of goods sold (including e.g. costs of handsets, SIM cards, accessories to

EXECUTION VERSION
handsets), (ii) sales (including commissions), (iii) marketing expenses (including expenses for communications), (iv) maintenance costs (IT and network related), (v) aggregate other costs (i.e. costs not included in items (i) to (iv)), (vi) GSM related capital expenditures (radio, core), (vii) IT related capital expenditures, (viii) maintenance related capital expenditures, and (ix) other capital expenditures (i.e. all capital expenditure not included in (vi), (vii) and (viii));
“Relevant Warranty Claim” has the meaning set forth in Clause 10.2.5(iii);
“Revenue Market Share” has the meaning as set forth in Clause 2.4.1 (ii);
“Revenue Market Share II” has the meaning as set forth in Clause 2.5.2(b)(II);
“Review Period” has the meaning set forth in Clause 2.6.1;
“Security Agent” means ING Bank N.V. — Sofia Branch as security agent under the applicable Finance Documents or, as the context may require, any security agent from time to time under the applicable Finance Documents;
“Security Documents” means (a) each of the Company Share Pledges; (b) a Registered Pledge of Accounts Receivable dated 29 June 2004 between, inter alios, the Company as pledgor and the Security Agent; (c) a Registered Pledge of Future Assets dated 29 June 2004 between, inter alios, the Company as pledgor and the Security Agent; (d) an Enterprise Pledge dated 29 June 2004 between, inter alios, the Company as pledgor and the Security Agent; (e) an Assignment Agreement dated 29 June 2004 between the Company and Stripe as assignors and the Security Agent as assignee; (f) a Security Agreement (Pledge of Shares) dated 4 November 2004 between, inter alios, the Company as pledgor and the Security Agent; (g) a Charge on Account dated 4 November 2004 between, inter alios, the Company as chargor and the Security Agent; and (h) a Deed of Assignment dated 19 November 2004 between Mobiltel Finance B.V., as assignor, the Company and the Security Agent, each as amended, modified, varied, supplemented or replaced from time to time and any other documents creating any Security Interest in favour of the Security Agent and/or any of the other Finance Parties;
“Security Interest” means any mortgage, pledge, lien, encumbrance, burden, charge, option, right to acquire, assignment by way of security or other security interest, including but not limited to, retention arrangements and any agreement to create any of the foregoing;
“Seller” or “Sellers” has the meaning set forth in the preamble above;
“Sellers’ Knowledge Reference Date” has the meaning set forth in the definition of ‘Best Knowledge of the Sellers’ set out herein;
“Sellers’ Legal Opinion” means the legal opinion substantially in the form attached hereto as Exhibit 1.11(Form of Sellers’Legal Opinion) which is to be issued to and in favour of the Buyer by each of the Sellers’ legal counsel, being Haarmann Hügel, Vienna, Linklaters Loesch, Luxembourg and Batkov, Stoev, Botev & Assoc, Sofia, at the Closing;
“Settlement of EBITDA II” has the meaning set forth in Clause 2.5.6 (Calculation of EBITDA II);
“Settlement of Market Performance IDC II” has the meaning set forth in Clause 2.5.7 (Assessment of Market Related Data II);
“Shareholders’ Registry” means the register of shareholders of the Company maintained by the Central Depository;

EXECUTION VERSION
“Shares” has the meaning set forth in the preamble;
“Signing Date” has the meaning set forth in the preamble;
“SPA Escrow Account” means an account established for the Holdback Funds in accordance with the SPA Escrow Agreement;
“SPA Escrow Agent” means collectively (i) Citibank International pic (Vienna Branch), a registered branch of Citibank International pic (itself registered with the London Registrar of Companies under No. 1088249), with its business address Karntner Ring 11-13, A-1015, Vienna, Austria, registered with the commercial register of the Commercial Court of Vienna (Firmenbuch) under number FN 127687A and (ii) Citibank N.A. (Sofia Branch), a commercial bank with its registered business address at 2 Maria Luiza Blvd., Municipality Oborishte, 1000 Sofia, Bulgaria, registered with the Sofia City Court under company file 8611/00, batch 57183, volume 627, register 1, page 132, BULSTAT 130325402; or, if such persons are not able or willing to act as such, such other international bank as has a branch in Vienna, Austria and Sofia, Bulgaria and has a credit rating of at least AA;
“SPA Escrow Agreement” means an agreement to be entered into on the Signing Date among the Parties and the SPA Escrow Agent and the Security Agent in the form set out in Exhibit 1.1 (Form of SPA Escrow Agreement);
“SPA Escrow Funds” has the meaning ascribed to such term in the SPA Escrow Agreement;
“Stripe” has the meaning set forth in the preamble;
“Stripe Account” means the Euro-denominated bank account of Stripe established and maintained at ABN AMRO, De Entrée, Postbus
407, 1000 AK Amsterdam, The Netherlands, with the account number NL19ABNA0461482762, SWIFT Code: ABNANL2A, (IBAN NL19ABNA0461482762);
“Stripe Alabin Shares” means the Alabin Shares held by Stripe as at the Signing Date; “Stripe Closing Payment” has the meaning set forth in Clause 2.3.2;
“Stripe Company Shares” means the Company Shares held by Stripe as at the Signing Date;
“Stripe Purchase Price” has the meaning set forth in Clause 2.2.2;
“Stripe Representatives” has the meaning set out in the definition of Best Knowledge of the Sellers;
“Stripe Shares” means the Shares held by Stripe as at the Signing Date;
“Stripe Transfer” has the meaning set forth in Clause 9.2.2(i)(b);
“Subsidiaries” means the subsidiaries of the Company other than TTM OOD contemplated by Clause 5.17 (Subsidiaries) and listed in Exhibit 5.17 (Subsidiaries);
“Supervisory Board” means the governing body of the Company contemplated by article 65a of the Articles of Association;
“TA” has the meaning set forth in the preamble;
Tax”, “Taxes” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, fees, duties, contributions and

EXECUTION VERSION
withholdings, including, but not limited to, corporate income tax, value added tax, sales tax, capital transfer tax, excise duties, stamp duties, customs duties, taxes on expenses for voluntary pensions, health, life and unemployment insurances, taxes on land and buildings wherever chargeable;

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes;

“Telecom Licences” has the meaning set forth in Clause 5.9.1 (Telecom Licences) and listed in Exhibit 5.9.1 (Telecom Licences);

“Third Party” means a person or legal entity which is not a Party or an Affiliate of a Party;

“UMTS Licence” means a telecom licence (and supplements thereto, if any) awarded to the Company for the establishment, maintenance and operation of a public mobile cellular network on the territory of the Republic of Bulgaria, based on a UMTS standard and for the provision of telecommunications services;

“Vendor Financing Documents” means each of the equipment supply framework agreements, as amended, between (a) the Company and Alcatel dated 11 October 2001 and (b) the Company and Siemens dated 11 July 2002; and

“Warranty Notice” has the meaning set forth in Clause 10.2.5(i).
2.	PURCHASE AND SALE OF COMPANY SHARES
2.1	Basic Transaction

On and subject to the terms and conditions of this Agreement (i) the Buyer purchases from M-Tel and M-Tel sells and transfers to the Buyer the M-Tel Shares at Closing and (ii) the Buyer purchases from Stripe and Stripe sells and transfers to the Buyer the Stripe Shares at Closing, in each case free and clear of any Security Interest except the Company Share Pledges.

2.2	Purchase Price
2.2.1	As overall purchase price for the M-Tel Shares the Buyer shall pay to M-Tel (subject to Clause 2.3.3):
(i)	Five Hundred Eight Million Four Hundred Thousand Euro (€508,400,000);

(ii)	plus sixty percent (60%) of the Deferred Consideration to be determined in accordance with Clause 2.4 (Deferred Consideration);

(iii)	plus M-Tel Net Debt Compensation to be determined in accordance with Clause 2.5 (M-Tel Net Debt Compensation).
The aforementioned purchase price for the M-Tel Shares includes a portion of Three Thousand Bulgarian Leva (3,000 BGN) as consideration for the sixty percent (60%) of the Alabin Shares, the remaining amount being paid for sixty percent (60%) of the Company Shares, all amounts together under this Clause 2.2.1 being the “M-Tel Purchase Price”.
2.2.2	As overall purchase price for the Stripe Shares the Buyer shall pay to Stripe (subject to Clause 2.3.3):

EXECUTION VERSION
(i)	Four Hundred Five Million Six Hundred Thousand Euro (€405,600,000);

(ii)	plus forty percent (40%) of the Deferred Consideration to be determined in accordance with Clause 2.4 (Deferred Consideration).
The aforementioned purchase price for the Stripe Shares includes a portion of Two Thousand Bulgarian Leva (2,000 BGN) as consideration for forty percent (40%) of the Alabin Shares, the remaining amount being paid for forty percent (40%) of the Company Shares, all amounts together under this Clause 2.2.2 being the “Stripe Purchase Price”.
2.2.3	In the event and to the extent that the Actual Net Debt as of 31 May 2005 exceeds Four Hundred Ninety Million Euro (€490,000,000), the overall Purchase Price will be reduced by an amount corresponding to the difference between the Actual Net Debt and Four Hundred Ninety Million Euro (€490,000,000) (the “Excess Net Debt”) and the M-Tel Purchase Price and the Stripe Purchase Price will be reduced by an amount corresponding to the Excess Net Debt pro rata to the shareholdings of M-Tel and Stripe in the Company as of the Signing Date as set out in Clause 2.2.6.

2.2.4	The Actual Net Debt as of 31 May 2005 for purposes of Clause 2.2.3 will be determined on the basis of the:
(i)	Net Debt according to the Monthly Management Accounts of the Company as of 31 May 2005 (the “Closing Accounts”);

(ii)	less:
(a)	a positive deviation of Net Working Capital (excluding any positive or negative deviations from the amount of Twenty Eight Million Two Thousand Euro (€28,002,000) for allowances for doubtful trade receivables and for doubtful other short term receivables) as assessed on the basis of the Closing Accounts from the amount of Thirty Three Million Three Hundred and Twenty Seven Thousand Euro (€33,327,000); and

(b)	a positive deviation of Capital Expenditure between 1 January and 31 May 2005 as assessed on the basis of the Closing Accounts from the amount of Thirty Nine Million Six Hundred and Ninety Two Thousand Euro (€39,692,000); and

(c)	the amount paid by the Company for the acquisition of a UMTS Licence in the amount of Thirty Nine Million Eight Hundred and Eighty Two Thousand Euro (€39,882,000), plus documented acquisition related expenditures;
(iii)	plus:
(a)	a negative deviation of Net Working Capital (excluding any positive or negative deviations from the amount of Twenty Eight Million Two Thousand Euro (€28,002,000) for

EXECUTION VERSION
allowances for doubtful trade receivables and for doubtful other short term receivables) as assessed on the basis of the Closing Accounts from the amount of Thirty Three Million Three Hundred and Twenty Seven Thousand Euro (€33,327,000); and

(b)	a negative deviation of Capital Expenditure between 1 January and 31 May 2005 as assessed on the basis of the Closing Accounts from the amount of Thirty Nine Million Six Hundred and Ninety Two Thousand Euro (€39,692,000);
all amounts together under Clauses 2.2.4(i) through (iii) being the “Actual Net Debt”. For the avoidance of doubt, the terms ‘positive’ and ‘negative’ shall be interpreted in their mathematical sense.

2.2.5	For the purposes of calculating the Net Debt, the deviation of Net Working Capital and of Capital Expenditure of the Company as per 31 May 2005 for the purposes of Clause 2.2.4, the Closing Accounts shall be drawn up by the Company in accordance with IAS and in all aspects be consistent with the Monthly Management Accounts as set out in Exhibit 1.2 (Monthly Management Accounts), in particular by applying the same valuation principles as in the Monthly Management Accounts as set out in Exhibit 1.2 (Monthly Management Accounts). Not later than 15 June 2005, the Sellers shall deliver to the Buyer the Closing Accounts prepared by the Company which as so prepared shall be final and binding with respect to the calculation of Net Debt, of deviation of Net Working Capital and Capital Expenditure of the Company as per 31 May 2005 and any resulting Excess Net Debt (the “Determination of the Excess Net Debt”).

2.2.6	In the event that the Closing Accounts show Excess Net Debt, the M-Tel Closing Payment and the Stripe Closing Payment shall be reduced, on a pro rata basis, by an amount equal to the Excess Net Debt, based on their pro rata shareholdings in the Company as at the Signing Date.
2.3	Payment of Purchase Price

The payment of the M-Tel Purchase Price and the Stripe Purchase Price shall be made as follows:
2.3.1	At the Closing, the purchase price for the M-Tel Shares as set out in Clause 2.2.1(i) (the “M-Tel Closing Payment”) and adjusted according to Clause 2.3.3 shall be paid by the Buyer to M-Tel as contemplated under the SPA Escrow Agreement upon prior deposit in the SPA Escrow Account pursuant to Clause 7.3.7.

2.3.2	At the Closing, the purchase price for the Stripe Shares as set out in Clause 2.2.2(i) (the “Stripe Closing Payment”) and adjusted according to Clause 2.3.3 shall be paid by the Buyer to Stripe as contemplated under the SPA Escrow Agreement upon prior deposit in the SPA Escrow Account pursuant to Clause 7.3.7.

2.3.3	The M-Tel Closing Payment shall be reduced by an amount equal to the difference between:

EXECUTION VERSION
(a)	the M-Tel Closing Payment on 30 September 2005 minus sixty percent (60%) of such amount as to be reimbursed under Clause 8.2.1(ii) of the Call Option Agreement; and

(b)	the net present value of the amount under (a) on the date of the Closing;
on the basis of EURIBOR plus one hundred and seventy (170) basis points.

The Stripe Closing Payment shall be reduced by an amount equal to the difference between:
(a)	the Stripe Closing Payment on 30 September 2005 minus forty percent (40%) of such amount as to be reimbursed under Clause 8.2.1(ii) of the Call Option Agreement; and

(b)	the net present value of the amount under (a) on the date of the Closing;
on the basis of EURIBOR plus one hundred and seventy (170) basis points.
2.3.4	The Deferred Consideration shall be paid by the Buyer into the SPA Escrow Account as set out in Clause 2.4.4 (Payment of the Deferred Consideration).

2.3.5	The M-Tel Net Debt Compensation shall be paid by the Buyer as set out in Clause 2.5.8 (Payment of the M-Tel Net Debt Compensation).

2.3.6	All payments shall be effected in Euro without deduction of any costs, charges and taxes by immediately available funds or by wire or similar bank transfer unless prior agreed otherwise in writing by the Parties.
2.4	Deferred Consideration
2.4.1	Performance indicators

In addition to the M-Tel Closing Payment and the Stripe Closing Payment pursuant to Clause 2.3 (Payment of Purchase Price), the Buyer shall pay to the Sellers an additional amount of consideration (the “Deferred Consideration”) of up to One Hundred and Eighty One Million Eight Hundred Seventy Thousand Eight Hundred and Sixty Eight Euro (€181,870,868) based on the following targets with respect to the operational and financial performance of the Company:
(i)	the active SIM Card penetration in Bulgaria (the “Active SIM Card Penetration”) calculated as demonstrated in Exhibit 2.4.1(i) (Formula for Determining Active SIM Card Penetration) will be equal to or in excess of fifty-nine and one tenth of a percent (59.1%) by 30 April 2005;

(ii)	the Company’s revenue market share as of 30 April 2005 (“Revenue Market Share”) calculated as demonstrated in Exhibit 2.4.1 (ii) (Formula for Determining the Revenue Market Share) will be equal to or in excess of sixty four percent (64%), with revenues for all mobile GSM operators active in this period measured over the twelve (12) month period preceding 30 April 2005;

EXECUTION VERSION
(iii)	the total number of active Company SIM cards as of 30 April 2005 (the “Active Company SIM Cards”) will be greater than or equal to Two Million Nine Hundred Fifty One Thousand (2,951,000) calculated as demonstrated in Exhibit 2.4.1(III) (Formula for Determining Active Company SIM Cards); and

(iv)	EBITDA for the Company in the period between 1 January 2005 and 30 April 2005 inclusive as determined on the basis of the Monthly Management Accounts will be equal to or in excess of Ninety Six Million Three Hundred Thousand Euro (€ 96,300,000).
2.4.2	Individual Deferred Consideration

Satisfaction of each of the conditions set forth in Clause 2.4.1(i) through (iv) individually will entitle the Sellers to receive an additional cash payment of Forty Five Million Four Hundred Sixty Seven Thousand Seven Hundred and Seventeen Euro (€45,467,717) for each satisfied condition (the “Individual Deferred Consideration” or “IDC I”) up to a total of One Hundred Eighty One Million Eight Hundred Seventy Thousand Eight Hundred Sixty Eight Euro (€181,870,868) in the event that all the performance indicators set forth in Clauses 2.4.1(i) through (iv) (the “Performance Indicators”) are met. With respect to the detailed value implications of under-performance of the individual Performance Indicators on the Deferred Consideration, the following shall apply:
(i)	with respect to the IDC I determined pursuant to Clause 2.4.1(i), under-performance amounting to one percent (1%) of Active SIM

Card Penetration shall reduce the respective IDC I by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to three percent (3%). Any under-performance exceeding three percent (3%) of Active SIM Card Penetration will reduce the respective IDC I to zero; for the avoidance of doubt, an Active SIM Card Penetration of fifty-eight point one percent (58.1%) will reduce the IDC I from forty Five Million four Hundred Sixty Seven thousand Seven Hundred Seventeen Euro (45,467,717) by Four Million Five Hundred Forty Six Thousand Seven Hundred Seventy One Point Seventy Euro (4,546,771.70) to Forty Million Nine Hundred Twenty Thousand Nine Hundred Forty Five Point Thirty Euro (40,920,945.30), while a fifty-seven point one percent (57.1%) Active SIM Card Penetration will yield an IDC I of Thirty Six Million Three Hundred Seventy Four Thousand One Hundred Seventy Three point Sixty Euro (36,374,173.60); the IDC I will be zero for any Active SIM Card Penetration of below fifty-six point one percent (56.1%);

(ii)	with respect to the IDC I determined pursuant to Clause 2.4.1(ii), under-performance amounting to one percent (1%) of total Revenue Market Share shall reduce the respective IDC I by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to three percent (3%); any under-performance exceeding three percent (3%) of Revenue Market Share will reduce this IDC I to zero;

EXECUTION VERSION
(iii)	with respect to the IDC I determined pursuant to Clause 2.4.1(iii), under-performance amounting to Forty-Six Thousand Six Hundred (46,600) Active Company SIM Cards shall reduce the respective IDC I by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to One Hundred Thirty-Nine Thousand Eight Hundred (139,800); any under-performance exceeding One Hundred Thirty-Nine Thousand Eight Hundred (139,800) Active Company SIM Cards will reduce this IDC I to zero;

(iv)	with respect to the IDC I determined pursuant to Clause 2.4.1(iv), under-performance amounting to Three Hundred Ninety-Eight Thousand Eight Hundred Euro (€398,800) in EBITDA shall reduce the respective IDC I by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to One Million One Hundred Ninety-Six Thousand Four Hundred Euro (€1,196,400); any under-performance exceeding One Million One Hundred Ninety-Six Thousand Four Hundred Euro (€1,196,400) in EBITDA will reduce this IDC I to zero; and

(v)	linear interpolation will be utilised to determine the exact value impact on the respective IDC Is.
2.4.3	Compensation of Individual Deferred Consideration

Except for the Performance Indicator relating to EBITDA as described in 2.4.1(iv), under-performance relative to one or more Performance Indicators can be compensated for by over-performance with respect to the other Performance Indicators. For purposes of illustration, this implies that an under-performance of One Hundred Thirty-Nine Thousand Eight Hundred (139,800) Active Company SIM Cards and one percent (1%) Revenue Market Share can be compensated for by an incremental four percent (4%) Active SIM Card Penetration. For the purpose of the determination of the under-performing IDC I only:
(i)	the under-performance will be determined proportionally in accordance with the rules set out in Clause 2.4.2 (Individual Deferred Consideration) for the respective Performance Indicator; and

(ii)	the over-performance will be determined proportionally in accordance with the rules set out in Clause 2.4.2 (Individual Deferred Consideration) for the respective Performance Indicator without application of the caps therein.
This Clause 2.4.3 (Compensation of Individual Deferred Consideration) only applies to compensate for any under-performance of any of the IDC Is. For the avoidance of doubt, the under-performance of any IDC I shall not reduce any other IDC I in the event that the conditions of the latter pursuant to Clause 2.4.1 (Performance Indicators) have been met. Based on its own investigations, the Buyer acknowledges and the Parties agree that all the Performance Indicators have been fully met and that this determination shall constitute the final and binding assessment of the Performance Indicators for the purposes of this Agreement and that the Deferred

EXECUTION VERSION
Consideration shall be payable with its full amount as set forth in Clause 2.4.4 (Payment of the Deferred Consideration).
2.4.4	Payment of the Deferred Consideration
(i)	The Buyer shall pay the Deferred Consideration to the Sellers on 20 December 2005 by immediately available funds or by wire or similar bank transfer into the SPA Escrow Account.

(ii)	Subject to Clause 10.2.12 (Security for Claims), the Buyer and the Sellers shall instruct the SPA Escrow Agent to release an amount corresponding to the amount of the Deferred Consideration to the Sellers from the SPA Escrow Account on the first anniversary of the Closing.
2.5	M-Tel Net Debt Compensation
2.5.1	In addition the Buyer shall pay to M-Tel a further deferred consideration subject to the conditions as set out under Clause 2.5.2 (Assessment of Net Debt) through 2.5.3 (Actual Net Debt) at an amount of One Hundred Million Euro (€100,000,000) to be paid on 31 October 2005 (the “M-Tel Net Debt Compensation”).

2.5.2	Assessment of Net Debt

The M-Tel Net Debt Compensation will be payable in full if:
(a)	the Net Debt of the Company as per 30 September 2005, is equal to or below Four Hundred Twenty Seven Million Euro (€427,000,000); or

(b)	the Company has achieved the following performance indicators as of 31 August 2005 (the “Performance Indicators II”):
(I)	the active SIM Card penetration in Bulgaria (the “Active SIM Card Penetration II”) calculated as demonstrated in Exhibit 2.5.2(i) (Formula for Determining Active SIM Card Penetration II) will be equal to or in excess of sixty-four point zero percent (64.0%);

(II)	the Company’s revenue market share as of 31 August 2005 ( “Revenue Market Share II”) calculated as demonstrated in Exhibit 2.5.2(ii) (Formula for Determining the Revenue Market Share II) will be equal to or in excess of sixty four percent (64%), with revenues for all mobile GSM operators active in this period measured over the twelve (12) month period preceding 31 August 2005;

(III)	the total number of active Company SIM cards as of 31 August 2005 (the “Active Company SIM Cards II”) will be greater than or equal to three million two hundred and fifty thousand (3,250,000) calculated as

EXECUTION VERSION
demonstrated in Exhibit 2.5.2(III) (Formula for Determining Active Company SIM Cards II); and

(IV)	EBITDA II for the Company in the period between 1 January 2005 and 31 August 2005 inclusive as determined on the basis of the Monthly Management Accounts will be equal to or in excess of Two Hundred Eighteen Million Euro (€218,000,000).
2.5.3	Actual Net Debt

The Net Debt of the Company as per 30 September 2005 will be determined on the basis of the Monthly Management Accounts as of 30 September 2005.

If:
(i)	the Sellers and the Buyer reach an agreement on the compliance with the condition under Clause 2.5.2(a); or

(ii)	the Buyer does not provide the Sellers with sufficient proof of the non-fulfilment of the condition under Clause 2.5.2(a) by 20 October 2005; or

(iii)	the Buyer provided proof for the non-fulfilment but the proof was contested by the Sellers and the assessment is finally determined at any stage using the procedures set out in Clause 2.6 (Settlement of Disputes);
such assessment as so agreed, presumed or determined pursuant shall constitute the assessment for the purposes of this Agreement, shall be final and binding on the Parties and shall constitute the basis for the determination of whether or not the condition under Clause 2.5.2(a) has been fulfilled (the “Settlement of Net Debt”).
2.5.4	Individual M-Tel Net Debt Compensation

Notwithstanding a fulfilment of the condition set out in Clause 2.5.2(a), the satisfaction of each of the conditions set out in Clause 2.5.2(b) individually will entitle M-Tel to receive an additional cash payment of Twenty Five Million Euro (€25,000,000) for each satisfied condition (the “Individual M-Tel Net Debt Compensation” or “IDC II”) up to a total of One Hundred Million Euro (€100,000,000) in the event that all the Performance Indicators II are met, but for avoidance of doubt, even in the event of fulfilment of the condition set out in Clause 2.5.2(a) and of any or all of the conditions set out in Clause 2.5.2(b), M-Tel shall in any case not be entitled to an overall payment under Clause 2.5.2 of more than One Hundred Million Euro (100,000,000). With respect to the detailed value implications of under-performance of the individual Performance Indicators II on the M-Tel Net Debt Compensation, the following shall apply:
(i)	With respect to the IDC II determined pursuant to Clause 2.5.2(b)(I), under-performance amounting to one percent (1%) of Active SIM Card Penetration shall reduce the respective IDC II by ten percent (10%) up to a total of thirty percent (30%) for an under-

performance amounting to three percent. Any under-performance exceeding three percent (3%) of Active SIM Card Penetration will reduce the IDC II to zero. For the avoidance of doubt, an Active SIM Card Penetration of sixty three percent (63%) will reduce the IDC II from Twenty Five Million (€25,000,000) by Two Million Five Hundred Thousand (€2,500,000) to Twenty Two Million Five Hundred Thousand (€22,500,000), while a sixty one percent (61%) Active SIM Card Penetration will yield an IDC II of Seventeen Million Five Hundred Thousand (€17,500,000). The IDC II will be zero for any Active SIM Card Penetration of below sixty one percent (61%).

(ii)	With respect to the IDC II determined pursuant to Clause 2.5.2(b)(II), under-performance amounting to one percent (1%) of total Revenue Market Share shall reduce the respective IDC II by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to three percent (3%). Any under-performance exceeding three percent (3%) of Revenue Market Share will reduce the IDC II to zero.

(iii)	With respect to the IDC II determined pursuant to Clause 2.5.2(b)(III), under-performance amounting to Fifty Thousand (50,000) Active Company SIM Cards shall reduce the respective IDC II by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to One Hundred Fifty Thousand (150,000). Any under-performance exceeding One Hundred Fifty Thousand (150,000) Active Company SIM Cards will reduce the IDC II to zero.

(iv)	With respect to the IDC II determined pursuant to Clause 2.5.2(b)(IV), under-performance amounting to One Million Euro (€1,000,000) in EBITDA shall reduce the respective IDC II by ten percent (10%) up to a total of thirty percent (30%) for an under-performance amounting to Three Million Euro (€3,000,000). Any under-performance exceeding Three Million Euro (€3,000,000) in EBITDA will reduce the IDC II to zero.

(v)	Linear interpolation will be utilized to determine the exact value impact on the respective IDC IIs.
2.5.5	Compensation of Individual M-Tel Net Debt Compensation

Except for the Performance Indicator relating to EBITDA as described in 2.5.2(b)(IV), under-performance relative to one or more Performance Indicators II can be compensated for by over-performance with respect to the other Performance Indicators II. For purposes of illustration, this implies that an under-performance of Hundred Fifty Thousand (150,000) Active Company SIM Cards and one percent (1%) Revenue Market Share can be compensated for by an incremental four percent (4%) Active SIM Card Penetration. For the purpose of the determination of the under-performing IDC II only:
(i)	the under-performance will be determined proportionally in accordance with the rules set out in Clause 2.5.4 (Individual M-Tel

EXECUTION VERSION
Net Debt Compensation) for the respective Performance Indicator II; and

(ii)	the over-performance will be determined proportionally in accordance with the rules set out in Clause 2.5.4 (Individual M-Tel Net Debt Compensation) for the respective Performance Indicator II without application of the caps therein.
This Clause 2.5.5 (Compensation for Individual M-Tel Net Debt Compensation) only applies to compensate for any under-performance of any of the IDC IIs. For the avoidance of doubt, the under-performance of any IDC II shall not reduce any other IDC II in the event that the conditions of the latter pursuant to Clause 2.5.2(b) have been met.

2.5.6	Calculation of EBITDA II

The calculation of the EBITDA for the purpose of Clause 2.5.2(b)(IV) shall be made on the basis of the Monthly Management Accounts as of 31 August 2005.

If:
(i)	the Sellers and the Buyer reach an agreement on the assessment of the compliance with the condition under Clause 2.5.2(b)(IV);

(ii)	the Buyer does not provide the Sellers with sufficient proof of the non-fulfilment of the condition under Clause 2.5.2(b)(IV) by 20 October 2005; or

(iii)	the Buyer provided proof for the non-fulfilment but the proof was contested by the Sellers and the assessment is finally determined at any stage using the procedures set out in Clause 2.6 (Settlement of Disputes);
such assessment as so agreed, presumed or determined shall constitute the assessment for the purposes of this Agreement, shall be final and binding on the Parties and shall constitute the basis for the determination of whether or not the condition under Clauses 2.5.2(b)(IV) has been fulfilled (the “Settlement of EBITDA II”).

2.5.7	Assessment of Market Related Data II

The assessment of the compliance of the conditions under Clauses 2.5.2(b)(I) through (III) (the “Market Performance Thresholds II”) shall be drawn up by the Company by applying the same measurement principles as applied in Exhibit 2.5.2(i) (Formula for Determining Active SIM Card Penetration II), Exhibit 2.5.2(ii)(Formula for Determining the Revenue Market Share II) and Exhibit 2.5.2(iii) (Formula for Determining Active Company SIM Cards II), respectively. Not later than 20 October 2005, the Buyer shall deliver to the Sellers the calculation of the amounts due for performance of the Market Performance Thresholds II according to Clause 2.5.4 (Individual M-Tel Net Debt Compensation). The Sellers and the Buyer shall procure that the respective other Party or Parties be granted full and unlimited access (during ordinary business hours) to the books, records and personnel of the Company and the Subsidiaries. If:

EXECUTION VERSION
(i)	the Sellers and the Buyer reach an agreement on the assessment of the compliance with the conditions under Clauses 2.5.2(b)(I) through (III); or (ii) the Buyer does not provide the Sellers with the documents as provided in this Clause 2.5.7 (Assessment of Market Related Data II) or sufficient proof of the non-fulfilment of any of the Market Performance Thresholds II by 20 October 2005; or

(ii)	the Buyer provided proof for the non-fulfilment but the proof was contested by the Sellers and the assessment is finally determined at any stage using the procedures set out in Clause 2.6 (Settlement of Disputes);
such assessment as so agreed, presumed or determined shall constitute the assessment for the purposes of this Agreement, shall be final and binding on the Parties and shall constitute the basis for the determination of whether or not the conditions under Clauses 2.5.2(b)(I) through (III) have been fulfilled (“Settlement of Market Performance IDC II”).

2.5.8	Payment of the M-Tel Net Debt Compensation
(i)	The Buyer shall pay the M-Tel Net Debt Compensation to M-Tel on 31 October 2005 by immediately available funds or by wire or similar bank transfer into the M-Tel Account.

(ii)	The M-Tel Net Debt Compensation will carry and accrue interest from the 1 October 2005 until payment at EURIBOR plus twenty (20) basis points.
2.6	Settlement of Disputes
2.6.1	If a Party disputes the EBITDA under Clause 2.5.2(b)(IV) and/or the assessments of the Market Performance Thresholds under Clause 2.5.2(b)(I) to (III) inclusive (Assessment of Net Debt), it shall do so by notice in writing to the other Party or Parties prior to the expiry of one (1) week after the receipt of the Monthly Management Accounts of 31 August 2005 or 30 September 2005, as the case may be, and the determination of the Market Performance Thresholds under Clause 2.5.7 (Assessment of Market Related Data II), respectively, from the Company (the “Review Period”) and state, in reasonable detail, the items and amounts subject to such objection (the “Disputed Items”). All items and amounts not so specified prior to the expiry of the Review Period shall be deemed to be finally accepted by the Parties; provided that the disputing Party or Parties had full and unlimited access to the books, records and personnel of the Company.

2.6.2	If any such notice is given, the Parties shall meet within five (5) Business Days after the expiry of the Review Period to try to resolve the matter. In the event that the matter is not resolved within ten (10) Business Days after the expiry of the Review Period, the Disputed Items, on the application of either Party, shall be referred for determination to:
(i)	the audit department of Deloitte & Touche Vienna, and, to the extent Deloitte & Touche Vienna is not able to act, the audit department of PricewaterhouseCoopers Vienna for the settlement of the

EXECUTION VERSION
calculation of EBITDA under Clause 2.5.2(b)(IV) or the Net Debt under Clause 2.5.2(a); and

(ii)	the management consultancy department of Deloitte Vienna, and, to the extent Deloitte Vienna is not able to act, the management consultancy department of PricewaterhouseCoopers Vienna for the settlement of Disputed Items under Clause 2.5.2(b)(I) to (III); or

(iii)	if neither of these experts accepts such assignment and the Parties cannot agree on a replacement expert within a period of fourteen (14) Business Days, such expert as is appointed by the President of the Chamber of Commerce in Zurich, (Prãsident der Zürcher Handelskammer), Switzerland upon the request of any Party,
(each, as finally appointed, an “Appraiser”).
2.6.3	The following terms of reference shall apply:
(i)	the Buyer and the Sellers shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the relevant Appraiser for determination;

(ii)	in giving such determination, the relevant Appraiser shall state what adjustments (if any) are necessary in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(iii)	the relevant Appraiser shall act as an expert ( “Schiedsgutachter”) (and not as an arbitrator) in making any such determination which shall be final and binding on the Parties;

(iv)	in any event, there exists a rebuttable presumption in favour of the Sellers that the Performance Indicators II or the Net Debt pursuant to Clause 2.5.2(a) have been met and the burden of proof with respect to any purported non-satisfaction of the Performance Indicators II is with the Buyer; for the avoidance of doubt, if the Buyer fails to provide sufficient evidence that the Net Debt pursuant to Clause 2.5.2(a) or the Performance Indicators II have not been met by 20 October 2005, M-Tel will be entitled to receive the IDC II in respect of the Net Debt pursuant to Clause 2.5.2(a) or that Performance Indicator II in full, respectively; and

(v)	the expenses of any such determination by the relevant Appraiser shall be borne between the Sellers (pro rata to their shareholdings in the Company as of the Signing Date) and the Buyer in equal proportions unless the relevant Appraiser entirely adopts the position of the Sellers or the Buyer in which case the Buyer or the Sellers, as the case may be, shall be liable for payment of the entire amount.
2.7	Waiver of Rescission

Except for the express right of rescission contemplated by Clause 9.1 (Closing Rescission (Rücktritt)), and Clause 10.2.7 (Rescission), both Parties waive all of their rights of rescission of this Agreement to the fullest extent possible under

EXECUTION VERSION
applicable law, in particular the right of rescission for reason of mistake (Irrtum) or change of circumstances or frustration of contract (Wegfall der Geschaftsgrundlage) and the right of rescission according to Sections 932 or 934 of the Austrian General Civil Code (the “ABGB”).

2.8	No Right of Set-off

The Buyer has no right to retain or set-off any part of the Purchase Price to cover claims the Buyer might have against the Sellers and/or the Company or otherwise withhold the proper payment of any amount payable by the Buyer under this Agreement, except that the Buyer shall be entitled to set off against the Deferred Consideration any claims made pursuant to Clause 10 (Indemnification) that have been finally agreed between the Parties or confirmed by a final arbitral award under the provisions of Clause 12 (Dispute Resolution).

2.9	Effective Date
2.9.1	The Parties agree that all rights and obligations and the economic risk connected with the Shares shall pass from the Sellers to the Buyer on the Closing.

2.9.2	For the avoidance of doubt, between the Signing Date and the Closing Date:
(i)	any and all of Stripes rights deriving from the ownership of the Stripe Shares (including inter alia voting rights, rights to dividends, rights to liquidation proceeds) shall be fully owned and retained by Stripe without any limitation or restriction whatsoever (other than those arising under the Company Share Pledges);
(ii)	nothing in this Agreement shall be construed as a restraint on alienation or otherwise limit Stripe’s ability to sell, in whole or in part, the Stripe Shares provided any such alienation, disposal or sale is a Permitted Stripe Disposal; and

(iii)	all Parties to this Agreement shall to the extent permissible by applicable law treat, for book and tax purposes, the sale and purchase of the Stripe Shares as occurring on, and subject to, the Closing Date.
3	REPRESENTATIONS AND WARRANTIES OF SELLERS RE: TRANSACTION
3.1	Representations and Warranties of M-Tel

M-Tel individually and not jointly (nicht solidarisch) with Stripe represents and warrants to the Buyer, by way of independent guarantees (Garantiezusagen) pursuant to section 880 a, second part of the sentence (2. Halbsatz) ABGB, subject to Clause 10 (Indemnification), that the statements contained in this Clause 3.1 (Representations and Warranties of M-Tel) are true and accurate as of the Disclosure Date and the Closing Date.

EXECUTION VERSION
3.1.1	Organisation

M-Tel is an Austrian limited liability company, duly organised and validly existing under Austrian law.

3.1.2	Authorisation of Transaction

M-Tel has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of M-Tel, enforceable in accordance with its terms and conditions. Subject to the Approvals, M-Tel need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.1.3	Non-Contravention

Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which M-Tel is subject or any provision of its charter or bylaws.

3.1.4	Change of Control Approvals

Except for:
(i)	one of the Company Share Pledges to which M-Tel is a party;

(ii)	Clause 9.6 (Amendment of Security Documents) and Clause 20.4 (New Creditors) of the Priority Agreement; and

(iii)	the restrictions under the Master and Shareholders Agreement which restrictions will be cancelled subject to and with full effect as of the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Third Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, licence, instrument, or other arrangement to which M-Tel is a party.

3.1.5	Claims

There are no claims, actions or proceedings pending or, to the best knowledge of M-Tel, threatened against M-Tel, which might have a Material Adverse Effect on the financial condition of M-Tel or impair its ability to perform its obligations under this Agreement, or which might affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
3.2	Representations and Warranties of Stripe

Stripe individually and not jointly (nicht solidarisch) with M-Tel represents and warrants to the Buyer, by way of independent guarantees (Garantiezusagen)

EXECUTION VERSION
pursuant to section 880 a, second part of the sentence (2. Halbsatz) ABGB, subject to Clause 10 (Indemnification), that the statements contained in this Clause 3.2 (Representations and Warranties of Stripe) are true and accurate as of the Disclosure Date and the Closing Date.
3.2.1	Organisation

Stripe is a Luxembourg private limited company, duly organised and validly existing under the laws of Luxembourg.

3.2.2	Authorisation of Transaction

Stripe has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of Stripe, enforceable in accordance with its terms and conditions. Subject to the Approvals, Stripe need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.2.3	Non-Contravention

Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Stripe is subject or any provision of its charter or bylaws.

3.2.4	Change of Control Approvals

Except for:
(i)	one of the Company Share Pledges to which Stripe is a party;

(ii)	Clauses 5.1, 8.1, 7(A) and 7(B) of the Assignment Agreement, Clause 9.6 (Amendment of Security Documents) and Clause 20.4 (New Creditors) of the Priority Agreement;

(iii)	the restrictions under the Master and Shareholders’ Agreement which restrictions will be cancelled subject to and with full effect as of the Closing; and

(iv)	the restrictions under a consortium agreement dated 19 May 2004 (the “Consortium Agreement”), which restrictions will be cancelled subject to and with full effect as of the Closing;
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Third Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, licence, instrument, or other arrangement to which Stripe is a party.

EXECUTION VERSION
3.2.5	Claims

There are no claims, actions or proceedings pending or, to the best knowledge of Stripe, threatened against Stripe, which might have a Material Adverse Effect on the financial condition of Stripe or impair its ability to perform its obligations under this Agreement, or which might affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
4	REPRESENTATIONS AND WARRANTIES OF BUYER AND TA

The Buyer and TA represent and warrant to the Sellers, by way of independent guarantees (Garantiezusagen) pursuant to section 880 a, second part of the sentence (2. Halbsatz) ABGB, that the statements contained in this Clause 4 (Representations and Warranties of Buyer and TA) are true and accurate as of the Signing Date, the Closing Date.
4.1	Organisation

TA is a stock corporation (Aktiengesellschaft) duly organised and validly existing under Austrian law. The Buyer is a private limited liability company duly organised and validly existing under Bulgarian law.

4.2	Authorisation of Transaction

The Buyer and TA have full corporate power and authority to execute this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligations of the Buyer and TA, enforceable in accordance with its respective terms and conditions. Subject to the Approvals, the Buyer and TA need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.3	Non-Contravention

Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to the Approvals for the Buyer or TA violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject to or any provision of its charter or bylaws.

4.4	Change of Control Approvals

Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, licence, instrument, or other arrangement to which the Buyer or TA is a party.

4.5	Claims

There are no claims, actions or proceedings pending or, to the best knowledge of the Buyer or TA, threatened against the Buyer or TA, which might have a Material Adverse Effect on the financial condition of the Buyer or impair its ability to perform its obligations under this Agreement, or which might affect the validity or

EXECUTION VERSION
enforceability of this Agreement or the consummation of the transactions contemplated hereby.
5	REPRESENTATIONS AND WARRANTIES OF SELLERS RE: THE COMPANY

Each of the Sellers individually and not jointly (nicht solidarisch) represents and warrants to the Buyer, by way of independent guarantees (Garantiezusagen) pursuant to section 880 a, second part of the sentence (2. Halbsatz) ABGB, that subject to Clause 10 (Indemnification) and except as disclosed in the Disclosure Letter, the statements contained in Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.24 (Consultancy Agreements), and in the case of M-Tel, Clause 5.25 (Information Disclosed by M-Tel), and in the case of Stripe, Clause 5.26 (Information Disclosed by Stripe), are true and accurate as of the Disclosure Date and the Closing Date. As far as representations given under this Clause 5 (Representations and Warranties of Sellers Re: The Company) refer to a period of time wholly or partly prior to the Merger, such representations are also deemed to be given mutatis mutandis with respect to MobilTel EAD.
5.1	Organisation, Qualification and Corporate Power

The Company is a joint-stock company duly organised, validly existing, and in good standing under the laws of Bulgaria, and is not subject to insolvency proceedings under applicable law, is not insolvent or unable to pay its debts according to Section 608 of the Bulgarian Law on Commerce or over-indebted according to Section 742 of the Bulgarian Law on Commerce and the Company is duly authorised to conduct business under the laws of Bulgaria. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The merger of MobilTel EAD and the Company (the “Merger") has been performed in accordance with all applicable laws and has been duly registered, and the Company is the universal legal successor to MobilTel EAD.

5.2	Capitalisation of the Company

The entire authorised and issued capital stock of the Company consists of and is divided into the Company Shares, which are One Hundred Thousand (100,000) ordinary registered shares, from No. 1 through No. 100,000, each of which has a nominal value of One Bulgarian Leva (1 BGN). All of the Company Shares have been duly authorised, are validly issued, fully paid, and non-assessable and the capital of the Company has not been repaid (whether directly or indirectly, openly or in a hidden way). There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, redeem, purchase or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. No dividends have been declared or paid out by the Company in respect of the financial year 2005.

5.3	Legal Ownership of the Company Shares

Each of the Sellers owns, both legally and beneficially, its respective number of Company Shares indicated in the preamble above, free and clear of any restrictions on transfer, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands affecting any of the Company Shares

EXECUTION VERSION
or any unissued shares, debentures or other securities of the Company except for the restrictions contained in the Call Option Agreement, the Company Share Pledges, the Priority Agreement and the Security Interests of the Finance Parties and except for the restrictions under the Master and Shareholders’ Agreement which restrictions will be cancelled subject to and with full effect as of the Closing, and except for the restrictions under the Consortium Agreement which restrictions will be cancelled subject to and with full effect as of the Closing. The Sellers are not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment that could (i) require the Sellers, either individually or collectively, to sell, transfer, encumber, or otherwise dispose of the Company Shares (other than this Agreement) or (ii) provide any third party with any interest, right, or entitlement in respect of such Company Shares except for the restrictions contained in the Company Share Pledges, the Priority Agreement and the Security Interests of the Finance Parties and except for the restrictions under the Master and Shareholders’ Agreement which restrictions will be cancelled subject to and with full effect as of the Closing, and the restrictions under the Consortium Agreement, which restrictions will be cancelled subject and with full effect as of the Closing. There are no claims, actions or proceedings pending or, to the Best Knowledge of the Sellers, threatened in relation to the title or the ownership interests in the Company Shares of either Seller. The Dematerialisation has been duly completed. There are no outstanding share certificates or interim certificates issued by the Company other than the Interim Certificates which prior to the Dematerialisation represented the Company Shares. Upon the Dematerialisation, the Interim Certificates have been delivered to the Central Depositary. All shares of MobilTel EAD became invalid upon the Merger.

5.4	Articles of Association

The copy of the Articles of Association is true and complete in all respects and no resolution amending the Articles of Association has been passed which is not reflected in the Articles of Association and there exists no outstanding obligation of the Sellers to amend the Articles of Association.

5.5	Connected Transactions

To the Best Knowledge of the Sellers, the Company:
5.5.1	is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated entity (a “Partnership”) which results in the Company being liable for the debts of the other party or parties of such Partnership except for liabilities directly resulting from commercial arrangements contemplated under such Partnership; and

5.5.2	has no registered branch outside Bulgaria.
5.6	Financial Statements
5.6.1	The financial statements of the Company or MobilTel EAD, as the case may be, and its Subsidiaries for the years ending 31 December 2003, (except for those Subsidiaries that had not been established prior to 31 December 2003) and 31 December 2004, and the Consolidated Financial Statements of the Company or MobilTel EAD, as the case may be, for such periods (the “Consolidated Financial Statements 2003/2004”), the interim

EXECUTION VERSION
Consolidated Financial Statements of the Company as of 31 March 2005 (the “Interim Consolidated Financial Statements” and together with the Consolidated Financial statements 2003/2004, the “Relevant Consolidated Financial Statements”) (in the case of the financial statements of the Company and the Consolidated Financial Statements, comprising a balance sheet, profit and loss account, notes, statement of changes in equity (Eigenkapitalverãnderungsrechnung), auditor’s report (except for the Interim Consolidated Financial Statements which have not been audited), the letter confirming the limited review by the auditor in relation to the Interim Consolidated Financial Statements only, and director’s reports and a cash-flow statement, and, in the case of the individual financial statements of the Subsidiaries and of Alabin, comprising the corresponding items pursuant to Bulgarian general accounting principles, as the case may be) are attached as Exhibit 5.6.1 (Financial Statements). As of the Signing Date and the Closing Date, the results of the Subsidiaries are consolidated into the Consolidated Financial Statements.

5.6.2	The Relevant Consolidated Financial Statements have been prepared in accordance with IAS applied on a consistent basis throughout the periods covered thereby. Each of the Consolidated Financial Statements 2003/2004 have been audited by the respective statutory auditor who has issued an unqualified audit certificate (Uneingeschränkter Bestätigungsvermerk). The Interim Consolidated Financial Statements have been reviewed by the statutory auditor of the Company. To the Best Knowledge of the Sellers, the Consolidated Financial Statements 2003/2004 give a true and fair view of the assets, liabilities and the financial position of the Company and its relevant subsidiaries as a group.
5.7	Post Balance Sheet Date Events

Since 31 March 2005 until the Disclosure Date, the Company:
5.7.1	carried out its business without any material interruption or material alteration in the nature, scope or manner of its business;

5.7.2	did not enter into any transaction outside the Ordinary Course of Business Phase I;

5.7.3	did not declare, make or pay any dividends or other distribution of capital or income to the Sellers except the APP Deferred Consideration;

5.7.4	did not make any material change to the remuneration, terms of employment or emoluments of any present member of the Management Board who on 31 March 2005 or thereafter was entitled to remuneration in excess of One Hundred Thousand Euro (€100,000) per annum and did not appoint or employ or offer to appoint or employ any additional member of the Management Board who is so entitled;

5.7.5	did not waive any accounts receivables in whole or in part in an aggregate amount exceeding Five Hundred Thousand Euro (€500,000); for the avoidance of doubt, waiving hereunder shall be construed as to not include the writing off of bad debt or the settlement of amounts in dispute;

EXECUTION VERSION
5.7.6	did not enter into any contract involving capital expenditure in an amount exceeding Two Million Five Hundred Thousand Euro (€2,500,000), except for expenditures contained in the Budget 2005;

5.7.7	did not become aware that any event had occurred which entitles any Third Party to terminate any Material Contract or to accelerate any payment obligations of the Company under such Material Contract; and

5.7.8	did not borrow or raise any money or take any financial facility other than as permitted under the Finance Documents or renegotiate or receive any notice from any banker to the Company that such banker wishes to renegotiate any facility available to the Company other than in relation to the renewal of an existing facility on at least as favourable terms and conditions as such facility.
5.8	Finance
5.8.1	The Sellers have disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all encumbrances directly arising therefrom. Neither the Sellers nor the Company have done anything whereby the continuance of any such facility or encumbrance in full force and effect might be affected or prejudiced. The Company has not directly or indirectly provided any financial assistance to any of the Sellers or any Affiliates of the Sellers pursuant to article 187e para 3 of the Bulgarian Law of Commerce.

5.8.2	Except as provided in the Finance Documents or set out in Exhibit 5.8.2 (Guarantee for Subsidiary Debt), the Company is not responsible for the indebtedness of any Subsidiary or other person nor is party to any guarantee, suretyship or any other obligation to pay, purchase or provide funds for the payment of any indebtedness of any other person. No person other than the Company or a Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or any Subsidiary, respectively, except as provided in the Finance Documents.
5.9	Telecom Licences
5.9.1	Exhibit 5.9.1 (Telecom Licences), attached hereto, contains true and complete copies of all telecom related licences and approval certificates (and supplements thereto, if any) that are in full force and effect and that were duly and legally awarded to the Company for the establishment, maintenance and operation of a public mobile cellular network in the territory of the Republic of Bulgaria, based on a GSM standard and for provision of telecommunications services, which have not been replaced or superseded by another licence (as of the Disclosure Date) (the “Telecom Licences”). Such Telecom Licences are:
(i)	licences issued by the Regulator allocating radio frequencies; and

(ii)	licences issued by the Regulator for the provision of telecommunications services.

EXECUTION VERSION
5.9.2	The Telecom Licences cover all frequency bands used by the Company in the operation of the GSM network. The Company is in full compliance with the terms of the Telecom Licences and no steps have been taken to suspend, revoke or cancel any such Telecom Licences and no notice of any violation of any Telecom Licences or indication that a Telecom Licence may not be renewed upon its expiry has been served to, or received by, the Company.

5.9.3	The transfer of the Company Shares as contemplated herein does not invalidate in any respect the force and effect of the Telecom Licences, provided that the Company has obtained prior permission from the Regulator pursuant to Clause 7.1.1(iv) for the Buyer to acquire the Company Shares.
5.10	Claims

There are no claims, actions or proceedings before courts, arbitration tribunals or administrative authorities pending or, to the Best Knowledge of the Sellers, threatened, which might reasonably be expected to have a material adverse effect on the financial condition of the Company, with material being an adverse effect exceeding Five Million Euro (€5,000,000). No injunction or order for specific performance which might reasonably be expected to have a material adverse effect exceeding Five Million Euro (€5,000,000) on the financial condition of the Company, has been granted against the Company which has not been discharged or complied with fully.

5.11	Liabilities

To the Best Knowledge of the Sellers, since 31 March 2005, the Company has not incurred any material liabilities or material contingent or hidden liabilities except as incurred in the ordinary course of business or disclosed in the Monthly Management Accounts of the Company (for the purposes of this Clause 5.11 (Liabilities), a “material” liability or “material” contingent or hidden liability shall be construed to mean a liability or a contingent or hidden liability which results in such a liability of the Company exceeding Five Million Euro (€5,000,000) or the equivalent thereof).

5.12	Assets
5.12.1	All material assets (for purposes used in this Clause 5.12 (Assets), a “material” asset shall be construed to mean an asset with a value of more than Three Million Euro (€3,000,000) or the equivalent thereof), including, without limitation, all real property, reflected in the balance sheet of the Consolidated Financial Statements 2004 are free and clear of any Security Interests or third parties’ rights, except for the Security Interests of the Finance Parties and except as set out in the Vendor Financing Documents and except as customary in the ordinary course of business or disclosed in the Consolidated Financial Statements 2004.

5.12.2	The Company has valid title to or validly leases all material tangible and intangible fixed assets reflected in the Consolidated Financial Statements 2004. The Company validly leases or otherwise has valid title to use such assets which are not reflected in the Consolidated Financial Statements

EXECUTION VERSION
2004 but are used by it for the operations of the business according to its GSM and/or UMTS Licence (if applicable).

5.12.3	The material tangible and intangible assets and equipment owned or used by the Company, including those used by the Company for the operation of the business according to its GSM and/or UMTS Licence (if applicable), are in good condition and commensurate with the position of the Company as a leading telecommunications company in Bulgaria.

5.12.4	In relation to each Property:
(i)	the Company has a good and marketable title and is solely legally and beneficially entitled to it except for the Security Interests of the Finance Parties;

(ii)	the details of the title set out in Exhibit 5.12.4 (ii) (Title to Property) are complete and accurate in all material respects; and

(iii)	the Company is in actual occupation of the Property on an exclusive basis and, except by virtue of the letting documents and the Finance Documents, no person other than the Company has any right (actual or contingent) to possession, occupation or use of or interest in the Property.
5.12.5	The documents of title consist of original documents (or notarised copies thereof), all of which are in the possession of the Company or are unconditionally held to its order. Where required for enforceability, all title deeds are fully stamped and registered with the relevant land registers.

5.12.6	There are appurtenant to the Property all rights and easements necessary for the use and enjoyment of the Property or (if there are no such rights and easements) none are required. Those rights and easements are enjoyed freely without material interruption or restriction. All fixtures and fixed plant at the Property are the property of the Company free from encumbrances, except for (i) the Security Interests of the Finance Parties and (ii) as set out in the Vendor Financing Documents.

5.12.7	The Property is not subject to any agreements for sale or lease, estate contracts, options, rights of pre-emption or similar matters, the provisions of which remain to be performed. There are no covenants, restrictions, stipulations, easements or other encumbrances which materially adversely affect the use or enjoyment of the Property or its value, except for the Security Interests of the Finance Parties and under the Vendor Financing Documents. To the Best Knowledge of the Sellers, there is no breach of any covenants, restrictions, stipulations, easements or other matters to which the Property is subject.

5.12.8	To the Best Knowledge of the Sellers, there are no material disputes, written demands or complaints in respect of the Property which are outstanding and the Company has not received notices materially affecting the Property.

EXECUTION VERSION
5.12.9	There is no outstanding order or notice of any local or other authority received by the Company that adversely affects the current use of any Property or involves material expenditure to comply with it.
5.13	Employees
5.13.1	The Company has materially complied with all legally or contractually based payment obligations or other obligations vis-à-vis the tax authorities and social insurance institutions and has not materially violated any of the regulations of any applicable employment law.

5.13.2	Subject to confidentiality and data protection restrictions, the particulars (i.e. name, date of birth, starting date with the Company and date of his/her current employment agreement including additional agreements and current position) relating to each member of the Management Board and Officer of the Company shown in Exhibit 5.13.2 (List of Officers and Directors) hereto are true and complete.

5.13.3	Subject to mandatory provisions of Bulgarian employment law, there is no contract of employment in force between the Company and any member of the Management Board or Officer which is not terminable by the Company without additional compensation on six (6) months’ notice given at any time other than disclosed in Exhibit 5.13.3 (Short-Term Management Contracts).

5.13.4	There are no amounts owing to present or former members of the Management Board, Officers or employees of the Company other than: (i) not more than one (1) month’s arrears of remuneration accrued or due, or (ii) for reimbursement of business expenses incurred within a period of three (3) months preceding the date of this Agreement.

5.13.5	The Company has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) materially complied with all obligations imposed on it by all relevant statutes, regulations and all relevant orders and awards and has, to the Best Knowledge of the Sellers, maintained current, adequate and suitable (in accordance with customary Bulgarian practices) records regarding the service, terms and conditions of employment of each of its employees and workers.

5.13.6	No present member of the Management Board or Officer of the Company has given or received notice terminating his employment.

5.13.7	The Company does not have in existence or, to the Best Knowledge of the Sellers, is not proposing to introduce, and none of the members of the Management Board, Officers, or, to the Best Knowledge of the Sellers, employees or workers, participates in (whether or not established by the Company), any employee share option plan, employee share trust, share incentive scheme, share option scheme, in each case in relation to the Company, the Subsidiaries or Alabin, for the benefit of all or any of its present or former members of the Management Board, Officers, employees or workers. Apart from the obligations listed in Exhibit 5.13.7 (Particulars Relating to Management), there are no other promises or annuities or

EXECUTION VERSION
pensions, profit sharing schemes, management bonuses including management incentive schemes, employment benefit plans, pension schemes, employee bonus schemes or similar commitments in favour of current or former employees of the Company. To the extent that any of the measures described in this Clause 5.13.7 does not require or did not require at the time of its introduction the consent of the supervisory board or of the shareholders of the Company pursuant to the Articles of Association or statutory law, such representation shall be given only subject to the Best Knowledge of the Sellers. The members of the Management Board, Officers and employees of the Company are not entitled to any payment or other benefit from the Company as a consequence of or otherwise relating to the transaction contemplated hereby.

5.13.8	No dispute exists between the Company and a material number or category of its employees or any trade union(s).

5.13.9	The Company has not had during the last year any strike, work stoppages, slow-down or work-to-rule by its employees or workers or any lock-out, nor, to the Best Knowledge of the Sellers, is any anticipated.

5.13.10	The Company has not established a works council nor has there ever been established a works council at the Company at any time, except, for the avoidance of doubt, the statutory general meeting of the employees pursuant to article 6 of the Bulgarian Labour Code.
5.14	Material Contracts
5.14.1	To the Best Knowledge of the Sellers, all Material Contracts of the Company are listed in Exhibit 5.14.1(i) (Material Contracts) and are in full force and effect. All Material Contracts to which the Company is a party and which contain clauses which give a right to the counter-party or any third party upon the sale-purchase transactions contemplated herein to accelerate, terminate, modify, or cancel, or require any notice, waiver or consent are listed in Exhibit 5.14.1(ii) (Material Contracts with Change of Control Clauses).

5.14.2	Without limiting the generality of Clause 5.14.1, the Company has entered into the interconnection and roaming agreements and any other operating agreements (collectively, the “Operating Agreements”) as disclosed in Exhibit 5.14.2 (Operating Agreements); to the Best Knowledge of the Seller, neither the Company nor any other party to an Operating Agreement is in default under any Operating Agreement and none of the Operating Agreements is invalid nor do any grounds for the termination for cause, avoidance, rescission or repudiation of any Operating Agreement exist.
5.15	Transactions with Connected Persons
5.15.1	At the Closing Date, there is not outstanding:
(i)	any indebtedness or other liability (actual or contingent) owing by the Company to any Connected Person or owing to the Company by any Connected Person except intercompany loans granted by the Company to its Subsidiaries or granted by its Subsidiaries to the Company as set out in Exhibit 5.15.1 (Intercompany Loans); or

EXECUTION VERSION
(ii)	any guarantee or security for any such indebtedness or liability.
5.15.2	Neither the Sellers nor any Connected Person, whether individually or collectively with any other person or persons, has a legal or beneficial interest in any material intellectual property used by and not wholly owned by the Company.

5.15.3	Between the Disclosure Date and the Closing Date, the Company has not entered into any agreement with a Connected Person.
5.16	Insurance

To the Best Knowledge of the Sellers, the Company maintains the insurance coverage necessary for its business and the respective insurance policies have been and are in full force and effect, all insurance premiums due thereon have been paid in full when due, and no notice of cancellation or termination has been issued or received by the Sellers or the Company.

5.17	Subsidiaries

The Company neither legally nor beneficially holds any participation interest in any entity and there are no commitments to acquire such participation interests or invest in any other entity, except those listed in Exhibit 5.17 (Subsidiaries) (the “Subsidiaries”) and TTM OOD which is, as of the Signing Date, in liquidation. All representations and warranties contained in Clauses 5.1 (Organisation, Qualification and Corporate Power) to 5.24 (Consultancy Agreements), as the context may require, apply mutatis mutandis to such Subsidiaries.

5.18	Management Service Company

Alabin is a limited liability company duly organised, validly existing, and in good standing under the laws of Bulgaria. The entire authorised capital of Alabin consists of the Alabin Shares, which are fifty (50) shares, each share with a nominal value of One Hundred Bulgarian Leva (100 BGN), which shares represent one hundred percent (100%) of the authorised and issued as well as fully paid-up share capital of Alabin amounting to Five Thousand Bulgarian Leva (5,000 BGN). Alabin has not pursued and does not pursue any other business activity other than providing management services to the Company, and Alabin has not concluded any agreements other than management agreements with the Company and with members of the management of the Company. All representations and warranties contained in Clauses 5.1 (Organisation, Qualification and Corporate Power) to 5.24 (Consultancy Agreements), as the context may require, apply mutatis mutandis to Alabin.

5.19	Environmental Standards
5.19.1	The Company is in material compliance with the major relevant Environmental Regulations. To the Best Knowledge of the Sellers, no real estate owned or used by the Company contains any hazardous materials (including, without limitation, asbestos) which would constitute a violation of any applicable Environmental Regulation and has not otherwise been used for the generation, treatment, storage, handling or disposal of any such substance in violation of any Environmental Regulations. Each such real estate has been used, and the business has been conducted, during the

EXECUTION VERSION
last two years in material compliance with Environmental Regulations. No material works, repairs or capital expenditure is required under any Environmental Regulation or in order to carry on lawfully the business at any such real estate.
5.19.2	No material legal or administrative proceedings are pending or, to the Best Knowledge of the Sellers, threatened against the Company in connection with events or actions relating to Environmental Regulations.
5.20	Intellectual Property Rights

The Company owns or uses under valid licences all intellectual property rights necessary for the use of the trademark “M-Tel” in the current manner. To the Best Knowledge of the Sellers, the Company owns or uses under valid licences all intellectual property rights (patents, utility models, trade marks, trade names, design patents, registered designs and copyrights as well as respective applications for registration of any of the foregoing, and licence rights) which are material to the business of the Company.

5.21	Information Technology

To the Best Knowledge of the Sellers and subject to the information disclosed in the IT audit carried out by the Buyer as attached hereto as Exhibit 5.21 (IT Audit) on the items listed below:
5.21.1	all the IT Contracts listed in Exhibit 5.21.1 (IT Contracts) are valid and binding in all material respects; none of such IT Contracts has been subject of any breach or default, or of any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by the execution of the transaction contemplated by this Agreement;

5.21.2	all IT Systems are in good working order, function in accordance with all material specifications, and have been and are being properly and regularly maintained and replaced; no essential part of the IT Systems has failed to function for any sustained period of time during the three hundred and sixty five (365) Calendar Day period immediately prior to the Disclosure Date;

5.21.3	subject to the provisions of the IT Contracts, the Company has full and unrestricted access to the IT Systems, and no further third party agreements or consents are required to enable the Company to continue such access and use following completion of the transaction contemplated by this Agreement; and

5.21.4	the Company has in its possession or in its control all existing source code of all material software developed by the Company and currently used by it.
5.22	Tax
5.22.1	All Tax Returns have been made punctually on a proper basis and are correct and complete and none of them is, to the Best Knowledge of the Sellers, likely to be, the subject of any dispute with any taxation authority. The Company has duly observed all material requirements under the applicable Tax rules and regulations. The Company has not received notice of any claim from a tax authority for any Taxes, and no deficiency or

EXECUTION VERSION
adjustment has been asserted or proposed to the Company with respect to any Tax Return of the Company.

5.22.2	The Company has not been subject to any audit or investigation by any taxation authority during any accounting period ending on or within six (6) years before the Closing Date other than as set out in Exhibit 5.22.2 (Tax Audits). No audit, investigation, discovery or access order by any taxation authority has been announced to the Company. The Company is not involved in any dispute in relation to Taxation.

5.22.3	Proper provision has been made in the Relevant Consolidated Financial Statements for deferred taxation in accordance with IAS. The Consolidated Financial Statements 2004 reserve or provide in full for all Taxes for which the Company was liable at the date of the Consolidated Financial Statements 2004 whether or not the Company has or may have any right of reimbursement against any other person.

5.22.4	To the Best Knowledge of the Sellers, the Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the date of the Consolidated Financial Statements 2004 or acquired by the Company since that date but before the Closing Date.

5.22.5	The Company has paid all Taxes as they have become due and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation.

5.22.6	If each of the fixed assets (tangible or intangible, but excluding goodwill) of the Company was disposed of on the Disclosure Date for a consideration equal to the book value of that asset in, or adopted for the purposes of the Consolidated Financial Statements 2004 or, in the case of assets acquired since the date of the Consolidated Financial Statements 2004, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the Bulgarian Corporate Income Tax Act would arise, except that any consequences resulting from any requalification of goodwill shall not be taken into account for the purposes of this Clause 5.22.6.

5.22.7	The Company is a taxable person duly registered for the purposes of VAT. The Company has materially complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records and has used its VAT account(s) in full compliance with the requirements of the Bulgarian VAT Act.

5.22.8	The Company has no permanent establishment outside of Bulgaria.
5.23	Compliance

To the Best Knowledge of the Sellers, the Company is in due compliance with all material licences, permits, consents and approvals it is using and is not in default of any material order, judgment, decree, law or regulation having the force of law the default of which would have a material adverse effect on the Company, for the

EXECUTION VERSION
purposes of this sentence, material being an effect exceeding Twenty Five Million Euro (€25,000,000). To the Best Knowledge of the Sellers, the Company is not in violation of any law or regulation having the force of law, where such violation would be continuing after Disclosure Date or the Closing Date, as the case may be, in the absence of any further measures or acts taken by the Company after the relevant date, unless where non-compliance does not result in an adverse effect on the Company exceeding in the aggregate Ten Million Euro (€10,000,000). The Company has all material licences, consents and authorisations (public and private) including site-permits required for the carrying on of its business as carried on at Disclosure Date or at the Closing Date (the “Licences”), respectively, except those material Licences the lack of which would not in the aggregate have a material adverse effect on the Company; material being an effect exceeding Three Million Euro (€3,000,000). To the Best Knowledge of the Sellers, no steps have been taken to suspend, revoke or cancel any such Licences and no notice of any violation of any Licence or indication that a Licence may not be renewed upon its expiry has been served to, or received by, the Company. For the avoidance of doubt, nothing in this Clause 5.23 (Compliance) shall in any way limit or restrict or otherwise pertain to the representations and warranties set out in Clause 5.9 (Telecom Licences).
5.24	Consultancy Agreements

Except as disclosed in Exhibit 5.24 (Consultancy Agreements), the Company is not party to any Consultancy Agreement.

5.25	Information Disclosed by M-Tel
5.25.1	The information contained in this Agreement, including the Exhibits and Schedules hereto and all information which has been disclosed in Data Room I is true, accurate and not misleading. For the avoidance of doubt such representation is given under the proviso of the Best Knowledge of the Sellers where representations and warranties set out in Clauses 5.1. (Organisation, Qualification and Corporate Power) to 5.24 (Consultancy Agreements) are only given subject to the Best Knowledge of the Sellers.

5.25.2	To the Best Knowledge of the Sellers, all further information which has been disclosed in Data Room II is true and accurate in all material respects and not misleading.

5.25.3	Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Clause 5.25 (Information Disclosed by M-Tel) are only given by M-Tel and the liability of M-Tel for a breach of this Clause 5.25 (Information Disclosed by M-Tel) shall be limited to sixty percent (60%) of the amount of the reduction of the Purchase Price which the Buyer may claim in accordance with the provisions of Clause 10 (Indemnification). In no case shall Stripe have any liability to the Buyer for a breach of the representations and warranties under this Clause 5.25 (Information Disclosed by M-Tel). The Best Knowledge of the Sellers shall, for the purposes of this Clause 5.25 (Information Disclosed by M-Tel), be deemed to include only sub-paragraphs (i), (iii) and (iv) of the definition of Best Knowledge of the Sellers as set out herein.

EXECUTION VERSION
5.26	Information Disclosed by Stripe
5.26.1	Data Room I and Data Room II have been collated by the Company at the instruction in good faith of Stripe and Stripe has not, to the Best Knowledge of the Sellers, included any information which is untrue or, to the Best Knowledge of the Sellers, omitted any matter the omission of which would make the contents of Data Room I and Data Room II materially misleading.

5.26.2	To the Best Knowledge of the Sellers, each document contained in Data Room I or in Data Room II is a true and complete copy of the original of such document.

5.26.3	Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Clause 5.26 (Information Disclosed by Stripe) are only given by Stripe and the liability of Stripe for a breach of this Clause 5.26 (Information Disclosed by Stripe) shall be limited to forty percent (40%) of the amount of the reduction of the Purchase Price which the Buyer may claim in accordance with the provisions of Clause 10 (Indemnification). In no case shall M-Tel have any liability for a breach of the representations and warranties under this Clause 5.26 (Information Disclosed by Stripe). The Best Knowledge of the Sellers shall for the purposes of this Clause 5.26 (Information Disclosed by Stripe) be deemed to include only sub-paragraphs (ii), (v) and (vi) of the definition of Best Knowledge as set out herein.
5.27	Liability of the Sellers, Disclaimer of Other Representations and Warranties
5.27.1	The Buyer agrees that:
(i)	the representations or warranties expressly set forth in Clause 3 (Representations and Warranties of Sellers Re: Transaction) and Clauses 5.1 (Organisation, Qualification, and Corporate Power) to 5.26 (Information Disclosed by Stripe) are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers or any of the Sellers’ representatives and on which the Buyer may rely in entering into this Agreement;

(ii)	the Sellers make no representations or warranties whatsoever other than those expressly set forth in Clause 3 (Representations and Warranties of Sellers Re: Transaction) and Clauses 5.1 (Organisation, Qualification, and Corporate Power) to 5.26 (Information Disclosed by Stripe) and no other statement, promise or forecast made by or on behalf of the Sellers or any of the Sellers’ representatives may form the basis of, or be pleaded in connection with, any claim by the Buyer under or in connection with this Agreement; in particular, the Sellers make no representation or warranty, express or implied, with respect to suitability or fitness for any particular purpose with respect to any budgets, business plans, forward looking statements and other projections of a financial, technical, operational or business nature relating to the business of the Company and its Subsidiaries other than the specific representations and warranties set out in Clauses 5.1

EXECUTION VERSION
(Organisation, Qualification, and Corporate Power) to 5.24 (Consultancy Agreements); and

(iii)	as of the Disclosure Date, it is not aware of any matter or event which is inconsistent with the representations and warranties set forth in Clause 3 (Representations and Warranties of Sellers Re: Transaction) and Clauses 5.1 (Organisation, Qualification and Corporate Power) to 5.26 (Information Disclosed by Stripe) or constitutes a breach of any of them.
5.27.2	A Claim of the Buyer cannot be based on any matter or event which was within the Buyer’s Knowledge as of the Signing Date. For the avoidance of doubt, the burden of proof for the Buyers Knowledge rests with the Seller.

5.27.3	All documents referred to in the Data Room Index will, together with a copy of the Disclosure Letter and its relevant attachments, be sealed in the Data Room Boxes and kept in the custody of the Custody Agent during the period stipulated in Clause 10.1 (Survival of Representations and Warranties) and thereafter as long as any Relevant Warranty Claim (as defined in Clause 10.2.5 (Relevant Warranty Claim)) has not been finally decided pursuant to Clause 12 (Dispute Resolution) and is no longer appealable pursuant to this Agreement. The custodial fees charged by the Custody Agent for such services shall be paid in advance at the Closing Date and borne by the Buyer.

5.27.4	The Sellers’ liability for representations and warranties pursuant to Clauses 3 (Representations and Warranties of Sellers Re: Transaction) and 5.1 (Organisation, Qualification, and Corporate Power) to 5.26 (Information Disclosed by Stripe) is excluded to the extent that certain matters were fairly disclosed in this Agreement, its Exhibits, with respect to the representations to which the Disclosure Letter explicitly refers, the Disclosure Letter, and Data Room I.
5.28	The Sellers agree that the Buyer makes no representations other than those expressly set forth in Clause 4 (Representations and Warranties of Buyer and TA) and no other statement, promise or forecast made by or on behalf of the Buyer or any of the Buyer’s representatives may form the basis of, or be pleaded in connection with, any claim by the Sellers under or in connection with this Agreement.
6 POST SIGNING COVENANTS
6.1	Pre-Closing Covenants of the Sellers Regarding Information

Between the Signing Date and the Closing Date, the Sellers shall, subject to all applicable laws, procure that:
6.1.1	one (1) designated member of the management board of the Buyer will be an observer admitted as an attending and passive observer without any active or passive voting rights to the Supervisory Board which shall meet at least once per quarter, such representative or his/her successor will forego such right of admittance in the event of this Agreement being validly terminated or rescinded for any reason or having expired;

EXECUTION VERSION
6.1.2	one (1) representative of the Buyer shall be admitted as an attending and passive observer without any active or passive voting rights or other entitlement to influence the outcome of such meeting to the Management Board; such representative or his/her successor will forgo such right of admittance in the event of this Agreement being validly terminated or rescinded for any reason or having expired;

6.1.3	three (3) representatives of the Buyer (the “Buyer’s Representatives”) shall have the right to:
(i)	attend and passively observe the Management Board meetings without being entitled to any active or passive voting rights; and

(ii)	meet and/or discuss the Company’s operational and financial performance with the members of the Management Board and pre-approved employees in the presence or with the consent (such preapproval or consent not to be unreasonably withheld) of a member of the Management Board, unless unreasonable and/or detrimental to the Company’s operating and financial performance in the reasonable assessment of the Company;
6.1.4	the Buyer may appoint a project team of reasonable size, at any given time not exceeding twelve (12) members, whose members shall have the rights pursuant to Clause 6.1.3(ii) and to reside on the premises of the Company during standard business hours as well as shall have reasonable access during standard business hours and in a manner that will not interfere with the normal business operations of the Company to all properties, personnel, books, records and documents of or pertaining to and available to the Company, including, the working papers of Ernst & Young; and

6.1.5	the Buyer is provided with all information related to the Company reasonably requested by the Buyer in addition to the information (including, but not limited to, service contracts with members of the Management Board and the Officers) contained in Data Room I and Data Room II in a manner that will not interfere with the normal business operations of the Company and not break any applicable law, and any such written information shall be added to Data Room III.
6.2	Pre-Closing Covenants of the Sellers Regarding the Conduct of Business

Between the Signing Date and the Closing Date, the Sellers shall procure that:
6.2.1	the Company, each of the Subsidiaries and Alabin conducts its respective business in accordance with the Ordinary Course of Business Phase II;

6.2.2	the Articles of Association and the articles of association of each of the Subsidiaries and Alabin shall not be changed, other than as expressly contemplated herein;

6.2.3	none of the Company, the Subsidiaries or Alabin shall, and none of their respective members of the Management Board shall be obliged to file insolvency proceedings;

6.2.4	neither the Company nor the Subsidiaries or Alabin shall issue any shares or securities convertible or exercisable into or exchangeable for shares;

EXECUTION VERSION
6.2.5	neither the Company nor the Subsidiaries or Alabin shall declare or pay any dividends or make any other distributions of capital in cash or in kind (including for the avoidance of doubt share buy-backs but excluding the payment of the APP Deferred Consideration to the Sellers) or to persons directly or indirectly related (nahestehende Personen) with the Sellers and no transactions are effected that result in a pay-back of share capital of the Company, Alabin or the Subsidiaries to the respective shareholder(s) of the respective entity (Einlagenrückgewhär, according to Bulgarian law provisions); for the avoidance of doubt, this Clause 6.2.5 shall not relate to commercial transactions (other than share buy-backs) between the Company and the aforementioned persons which occur at arm’s length;

6.2.6	neither the Company nor any of the Subsidiaries nor Alabin shall merge or consolidate with any other business entity, enter into any spin-off (Spaltung) or acquire any other business entity;

6.2.7	neither the Company nor any of the Subsidiaries nor Alabin shall enter into, materially amend or terminate any Material Contract; however, this covenant does not apply with regard to the acquisition of a UMTS Licence by the Company;

6.2.8	neither the Company nor any of the Subsidiaries nor Alabin shall change its accounting policies in force as of 31 December 2004, unless such change of accounting policies is mandatory under laws or regulations applicable to the Company or IAS;

6.2.9	neither the Company nor any of the Subsidiaries nor Alabin shall:
(i)	incur any borrowed money or issue any debt securities, other than in the Ordinary Course of Business Phase II and permitted under Clause 19.7(b) of the Credit Agreement (with the exception of Clause 19.7(b)(xii) of the Credit Agreement);

(ii)	dispose of or encumber any assets of the Company, any of its Subsidiaries or Alabin with a replacement value exceeding in each individual case Three Million Euro (€3,000,000) (including, for the avoidance of doubt, any participation interests in any entity held by the Company, the Subsidiaries or Alabin) other than: (i) disposals of such assets on arm’s length terms, provided that such assets are replaced without undue delay and without adverse effect to the business of the Company and (ii) statutory liens arising in the ordinary course of trading;

(iii)	appoint or employ any additional managing director being entitled to remuneration in excess of Two Hundred Fifty Thousand Euro (€250,000) per annum other than an appointment or employment pursuant to the replacement of a then existing managing director provided that the appointment or employment of such replacing managing director may be terminated by the Company by giving not more than six (6) months notice without any penalty payable by the Company, provided that such termination is permitted under the applicable Bulgarian Labour Code;

EXECUTION VERSION
(iv)	make any material change to the remuneration, terms of employment or emolument of any managing director being entitled to remuneration in excess of Two Hundred Fifty Thousand Euro (€250,000) per annum;

(v)	waive any claims with respect to accounts receivable in whole or in part in an aggregate amount exceeding One Million Euro (€1,000,000); for the avoidance of doubt waiving hereunder shall not be construed to include the writing off of debts;

(vi)	settle any claims or proceedings before courts, arbitration tribunals or administrative authorities where: (a) in the case the Company is plaintiff, the value or object of conflict (Streitgegenstand) or, in the case the Company is defendant, the value of settlement, respectively, exceeds individually, or, in the event of connected claims or proceedings, in the aggregate, One Million Euro (€1,000,000), or (b) which may reasonably be considered to be sample claims or sample proceedings (Musterprozesse); or

(vii)	take any measure or act which causes a breach of any applicable law or regulation having the force of law, unless the non-compliance of any individual measure or individual act does not result in an adverse effect on the Company exceeding in each individual case Three Million Euro (€3,000,000);
6.2.10	the Company and each of the Subsidiaries and Alabin (to the extent applicable) shall:
(i)	comply with the terms of the Telecom Licences and take any action required and omit to take any action the omission of which is required to maintain the validity of the Telecom Licences;

(ii)	maintain insurance cover adequate for its business in accordance with Clause 19.19 of the Credit Agreement;

(iii)	retain its present managing directors, except for any dismissals for cause (including incapacity or death) or voluntary resignation by such managing directors, and
6.2.11	neither the Company nor Alabin shall suffer any loss due to any payment to any member of the management of the Company which becomes payable upon or as a consequence of the sale or transfer of the Company Shares to the Buyer;
unless:
(i)	in relation to the cases specified in Clauses 6.2.1 through 6.2.10, the prior written consent of the Buyer (such consent not be unreasonably withheld or delayed) has been obtained by the Sellers; or

(ii)	in the case specified in Clause 6.2.1 and 6.2.7, the Sellers have fully complied with the OCB Escalation Procedures in respect of such action except that (a) the Buyers consent is always required in relation to delaying of measures outside the Ordinary Course of Business Phase II and the roll-out requirements and coverage obligations under the terms and

EXECUTION VERSION
conditions of a UMTS Licence, and (b) in relation to any measure taken pursuant to Clause 6.2.7 contested by the Buyer during such OCB Escalation Procedure or, in relation to capital expenditures made outside the Ordinary Course of Business Phase II, the Sellers shall indemnify the Buyer in accordance with the provisions set out in Clause 10 (Indemnification) for the consequences of such measure which results in an adverse effect on the financial situation of the Company; or

(iii)	in all cases, such action or omission is required by applicable law or regulation.
6.3	No Solicitation
6.3.1	Between the Signing Date and the Closing Date, M-Tel shall not:
(i)	initiate, continue or take part in any discussions, negotiations or arrangements for the transfer of the Shares or any part thereof, or the sale of a material part of the business or of the assets of the Company (other than in the Ordinary Course of Business Phase II); or

(ii)	make available any confidential information relating to the Company or any of the Subsidiaries or any part of the business or of the assets of the Company or any of the Subsidiaries to any person or entity other than the Buyer (other than in the ordinary course of trading as relevant or otherwise unrelated to any of the transactions referred to in point (i) above or required by law or regulation), in all cases except with prior consent of the Buyer.
6.3.2	Between the Signing Date and the Closing Date, Stripe shall not:
(i)	other than in relation to a Permitted Stripe Disposal, initiate, continue or take part in any discussions, negotiations or arrangements for the transfer of the Shares or any part thereof, or the sale of a material part of the business or of the assets of the Company (other than in the Ordinary Course of Business Phase II); or

(ii)	make available any confidential information relating to the Company or any of the Subsidiaries or any part of the business or of the assets of the Company or any of the Subsidiaries to any person or entity other than the Buyer (other than in the ordinary course of trading as relevant or required by law or regulation);

in all cases other than in relation to a Permitted Stripe Disposal pursuant to Clause 6.3.2(i) except with the prior written consent of the Buyer.
6.3.3	M-Tel shall use its best efforts to procure compliance with the provisions of Clause 6.3.1 by its representatives and advisers, and Stripe shall use its best efforts to procure compliance with the provisions of Clause 6.3.2 by its representatives and advisors.

EXECUTION VERSION
6.4	M-Tel Pre-Emption Right
6.4.1	Stripe shall, upon the occurrence of any Pre-Emption Event, immediately notify M-Tel and the Buyer of such event and the pertinent details associated with such proposed transaction.

6.4.2	M-Tel shall upon the occurrence of any Pre-Emption Event immediately notify the Buyer of such event and shall exercise its right of first refusal regarding the Stripe Shares (the “Pre-Emption Right”) pursuant to the terms and conditions of the Master and Shareholders Agreement. Upon request of the Buyer, M-Tel shall upon exercise of the Pre-emption Right either (i) nominate the Buyer as transferee under this Pre-emption Right or (ii) acquire the Stripe Shares from Stripe and transfer the Stripe Shares at Closing to the Buyer on the terms and conditions set out in this Agreement, in each case subject to all approvals of such transfer by the Finance Parties which may be required pursuant to the Finance Documents.
6.5	Satisfaction of Conditions Precedent

The Buyer and the Sellers shall use their respective best efforts to procure and assist and cooperate with one another in procuring, that the conditions as set out in Clauses 7.1 (Mutual Conditions to Closing) through 7.4 (Additional Conditions to Closing) of this Agreement are satisfied by 8 July 2005. Further to but without limitation of the preceding sentence: (a) the Sellers shall be primarily responsible for fulfilling the Buyers conditions to the Closing set out in Clause 7.2 (Buyers Conditions to Closing) and the conditions set forth under Clauses 7.1.1(i) and (iv) and Clause 7.1.8, and (b) the Buyer shall be primarily responsible for fulfilling the Sellers conditions to closing set out in Clause 7.3 (Sellers Conditions to Closing) and the conditions set forth under Clauses 7.1.1(ii) and (iii). Subject to having received final comments from the Facility Agent to the form of the MSA Termination Agreement set out in Exhibit 1.18, the Sellers shall use their respective best efforts to execute the MSA Termination Agreement within two weeks from the Signing Date and on terms enabling the Facility Agent to issue the Acknowledgement.

6.6	Additional Covenants of the Buyer

The Buyer shall use its reasonable endeavours to assist each of the Sellers in being released by the Finance Parties from the Sellers respective obligations under the Assignment Agreement, the Priority Agreement and the Company Share Pledges. In the event that the Sellers shall not be so released, the Buyer shall indemnify, defend and hold the Sellers harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including proper legal fees and expenses) that the Sellers incur or suffer under the Assignment Agreement, the Priority Agreement or either of the Company Share Pledges (i) to the full extent if the Buyer, or the Company (at or after the Closing), is in breach of the Assignment Agreement, the Priority Agreement or either of the Company Share Pledges, or (ii) if neither the Buyer nor the Company (at or after the Closing) is in such breach, to the extent that any such liability of either Seller results in a financial benefit to the Company or the Buyer.

EXECUTION VERSION
6.7	Additional Covenants of the Sellers

Between the Closing Date and the earlier of:
(i)	the date on which the Buyer and/or the Sellers shall have obtained a clearance from the relevant tax authorities, to the Buyer’s and each Sellers reasonable satisfaction, evidencing that the payment of the M-Tel Closing Payment and the Stripe Closing Payment (a) into the SPA Escrow Account and (b) into the M-Tel Account and the Stripe Account, respectively, and any portion of the Deferred Consideration or the M-Tel Net Debt Compensation will not be subject to any withholding; or

(ii)	the date on which the Deferred Consideration is paid pursuant to Clause 2.4.4 (Payment of the Deferred Consideration);

M-Tel shall use its reasonable endeavours to procure that M-Tel fully qualifies for the application of the double-taxation treaty between Austria and Bulgaria and Stripe shall use its reasonable endeavours to procure that Stripe fully qualifies for the application of the double-taxation treaty between Luxembourg and Bulgaria, and each of the Sellers shall use their respective reasonable endeavours to provide the Buyer with all documentation as may in the reasonable opinion of Bulgarian tax counsel be required under Bulgarian law in order to obtain clearance from the relevant tax authorities, evidencing that payment of the M-Tel Net Debt Compensation and of the Deferred Consideration, respectively, will not be subject to any withholding.
7 CONDITIONS TO CLOSING
7.1	Mutual Conditions to Closing.

The obligation of the Buyer to consummate the transactions to be performed by the Buyer at the Closing according to Clause 8.1.5 (Closing Actions) and the obligation of the Sellers to consummate the transactions to be performed by it at the Closing according to Clause 8.1.5 (Closing Actions) is subject to satisfaction of the following conditions, unless expressly waived in writing by all of the Parties:
7.1.1	the Parties shall have obtained all Approvals including, without limitation any of the following:
(i)	(a) the legally valid permission of the Bulgarian Competition Protection Commission for the acquisition of the Company Shares by the Buyer (the “Merger Control Transaction”) without any restrictions, conditions or obligations or (b) a legally valid decision of the Bulgarian Competition Protection Commission that the transaction as contemplated by this Agreement does not fall within the scope of article 24 of the Bulgarian Law on the Protection of Competition (each of (a) and (b), the “Bulgarian Merger Approval”);

(ii)	any of the following: (a) the legally valid permission of the Austrian Competition Court for the Merger Control Transaction, or (b) a decision that the Merger Control Transaction will not be prohibited (Nichtuntersagungsbesätigung), or (c) the legally valid decision of the Austrian Competition Court that the Merger Control Transaction

EXECUTION VERSION
is not subject to any approval or permission by the Austrian Competition Court (each of (a), (b) or (c) the “Austrian Merger Approval”) without any restrictions, conditions or obligations;

(iii)	any other merger control approval required by law; and

(iv)	the Sellers shall have obtained or procured that the Company has obtained the legally valid permission of the Regulator for the acquisition of the Company Shares by the Buyer;
7.1.2	the Sellers, the Buyer, the Security Agent (acting on its behalf and on behalf of the pledgees under the Company Share Pledges) and the Company shall, subject to the Closing, have entered into such additional, notarial amendment to each of the Company Share Pledges in a form satisfactory to the Security Agent so that the Security Interests under the Company Share Pledges continue to be first-ranking security interests pursuant to Clause 9.6 of the Priority Agreement;

7.1.3	upon fulfilment of the closing conditions set out in Clauses 7.3.4 and 7.3.6 as may be amended by Clause 7.4 (Additional Conditions to Closing), the Security Agent shall have informed the Sellers in writing as required under the SPA Escrow Agreement that it will perform inter alia the actions required to transfer the Company Shares to the Buyer and perform the actions described as to be performed by it on the Closing Date upon the request of the Sellers and the Buyer at the Closing Date;

7.1.4	due execution of the SPA Escrow Agreement by all parties thereto;

7.1.5	the Sellers, the Company and the Buyer shall have instructed the Security Agent to carry out the actions ascribed to it at the Closing;

7.1.6	due execution of the Custody Agreement by all parties thereto; and

7.1.7	within fifteen (15) Calendar Days after the Signing Date (but taking into account that the certificate of fiscal residence to be submitted to the relevant tax authorities shall not be older than thirty (30) Calendar Days), M-Tel shall have received and delivered to the Parties a valid certificate of fiscal residence in Austria and Stripe shall have received and delivered to the Parties a valid certificate of fiscal residence in Luxembourg, evidencing that M-Tel fully qualifies for the benefits of the double-taxation treaty between Austria and Bulgaria and Stripe fully qualifies for the benefits of the double-taxation treaty between Luxembourg and Bulgaria;

7.1.8	the Sellers or the Company (with a copy to the Sellers) shall have received the Acknowledgement from the Facility Agent and delivered a copy thereof to the Buyer; and

7.1.9	the Buyer and/or the Sellers shall have received a preliminary clearance from the relevant tax authorities, to the Buyer’s and each Sellers reasonable satisfaction, evidencing that, subject to the registration of the transfer of the Shares from the name of the Sellers to the name of the Buyer, the payment of the M-Tel Closing Payment and the Stripe Closing Payment (i) into the SPA Escrow Account and (ii) into the M-Tel Account and the Stripe Account, respectively, and any portion of the Deferred

EXECUTION VERSION
Consideration or the M-Tel Net Debt Compensation will not be subject to any withholding.
7.2	Buyer’s Conditions to Closing.

The obligation of the Buyer to consummate the transactions to be performed by the Buyer according to Clause 8.1.5 (Closing Actions) is subject to satisfaction of the following conditions unless waived by the Buyer at or prior to the Closing Date;
7.2.1	each of the Sellers shall have materially performed and complied with their covenants under Clauses 6.1.1 through 6.1.5 until the Closing Date;

7.2.2	the Sellers shall have duly passed the Company Resolution, the Mobiltel Finance Resolution and the Alabin Resolution, and deposited all of the executed versions (and any copies) thereof, with the SPA Escrow Agent;

7.2.3	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing the consummation by the Sellers of any of the transactions contemplated by this Agreement;

7.2.4	each of the Sellers shall have delivered to the Buyer a final, executed original of the Sellers Legal Opinion from its respective counsel;

7.2.5	the Sellers shall have delivered to the Buyer written evidence in the relevant form of Exhibit 7.2.5 (Resignation Letters) that (i) the persons that have been so determined and notified to the Sellers by the Buyer shall have resigned as members of the Management Board and the management board of Alabin as of and subject to the Closing, and (ii) the persons including any member of the Supervisory Board that have been so determined and notified to the Sellers by the Buyer shall have resigned as members of the Supervisory Board as of and subject to the Closing;

7.2.6	updates, if any, of the Disclosure Letter as of the Closing Date that relate to matters arising or events occurring on or after the Disclosure Date do not disclose any circumstances which, in the absence of such disclosure, would in the aggregate result in a reduction of the Purchase Price pursuant to Clause 10 (Indemnification) of more than Twenty Five Million Euro (€25,000,000);

7.2.7	none of the Sellers has breached or would in the event of the Closing breach any of the Sellers representations and warranties set out in Clause 3 (Representations and Warranties of Sellers Re: Transaction) and Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe) unless such breach or breaches, as the case may be, results or would result in a reduction of the Purchase Price of not more than One Hundred and Eighty Million Euro (€180,000,000) in the aggregate;

7.2.8	no Material Adverse Change has occurred since the Disclosure Date;

7.2.9	no Intentional Material Adverse Change has occurred since the Disclosure Date;

7.2.10	no OCB Material Adverse Change has occurred since the Disclosure Date;

EXECUTION VERSION
7.2.11	each of the M-Tel Representatives shall have delivered to the Buyer non-compete undertakings, substantially in the form as set forth in Exhibit 7.2.11 (Non-Compete Undertaking);

7.2.12	the Sellers shall have delivered to the Buyer written evidence that the persons that have been so determined and notified to the Sellers by the Buyer shall have resigned as members of the management board of Mobiltel Finance B.V. with effect on Closing;

7.2.13	the Sellers shall have delivered to the Buyer a certificate reasonably satisfactory to the Buyer to the effect that the conditions specified in Clauses 7.2.1, 7.2.3, 7.2.7 through 7.2.10 are deemed to have been satisfied for the purposes of the Closing, substantially in the form attached hereto as Exhibit 7.2.13 (Form of Sellers’ Certificate); and

7.2.14	the Sellers shall have delivered to the SPA Escrow Agent those documents required to be delivered by the Sellers to the SPA Escrow Agent pursuant to Clause 3.4 (Document Escrow) of the SPA Escrow Agreement.
7.3	The Sellers Conditions to Closing.

The obligation of the Sellers to consummate the transactions to be performed by the Sellers at the Closing according to Clause 8.1.5 (Closing Actions) is subject to satisfaction of the following conditions unless expressly waived by each of the Sellers at or prior to the Closing:
7.3.1	the Buyer shall have caused representatives of the Buyer to collaborate with representatives of the Sellers and/or the Company to confirm the contents of the Data Room I vis-a-vis the Data Room Index and to have prepared and sealed the Data Room Boxes;

7.3.2	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation by the Buyer of any of the transactions contemplated by this Agreement;

7.3.3	the Buyer shall have delivered to each of the Sellers a satisfactory (in each of the Sellers reasonable opinions) final, executed original of the Buyers Legal Opinion;

7.3.4	the Buyer shall have delivered to the Sellers evidence satisfactory to the Sellers that the Buyer has delivered to the Finance Parties under the Credit Agreement final executed originals of legal opinions from legal counsel acceptable to such Finance Parties in Bulgaria and Austria and such other relevant jurisdictions (including, but not limited to, Luxembourg) as may be required by such Finance Parties in a form substantially similar to the form attached in Exhibit 7.3.4 (Form of Bank Legal Opinion) or in any other form satisfactory to the Finance Parties for the purposes of the final provisos to paragraphs (i) and (ii) of Clause 7.2(a) of the Credit Agreement;

7.3.5	the Buyer shall have delivered to each Seller a certificate reasonably satisfactory to the Sellers to the effect that the condition specified in Clause 7.3.2 is deemed to have been satisfied for the purposes of the Closing, substantially in the form attached hereto as Exhibit 7.3.5 (Form of Buyer Certificate); which certificate shall be subject to the Disclosure Letter as

EXECUTION VERSION
updated as of the Closing Date not disclosing any circumstance which would in the aggregate with any and all disclosures made after the Disclosure Date, result in a reduction of the Purchase Price of more than Twenty Five Million Euro (€25,000,000);

7.3.6	the Buyer and the Security Agent shall have entered into a deed of accession in a form substantially similar to the form attached in Exhibit 7.3.6 (Deed of Accession) and shall have delivered to the Sellers a certified copy of such deed of accession; to the extent that the Finance Parties reasonably request any other form for the purposes of accession as an Investor (as defined therein) to the Priority Agreement with respect to Clause 20.4(a) of the Priority Agreement, the Buyer shall enter into such instrument; provided that: (i) the usage of such other form is not detrimental to the interests of the Buyer, and (ii) any additional costs shall be borne in equal parts by the Sellers on the one hand and the Buyer on the other;

7.3.7	the M-Tel Closing Payment and the Stripe Closing Payment have been deposited into the SPA Escrow Account on or before the Closing Date, but in any event not before 8 July 2005, pursuant to Clause 3.3.1 of the SPA Escrow Agreement; and

7.3.8	the Buyer shall have delivered to the SPA Escrow Agent those documents required to be delivered by the Buyer to the SPA Escrow Agent pursuant to Clause 3.4 (Document Escrow) of the SPA Escrow Agreement.
7.4	Additional Conditions to Closing.
7.4.1	In the event that the Finance Parties approve the release of the Sellers from (a) the Priority Agreement, the condition set out in Clause 7.3.6 shall be replaced by the condition set out in Clause 7.4.1(i), (b) the Company Share Pledges, the condition set out in Clause 7.1.3 shall be replaced by the condition set out in Clause 7.4.1(ii), and (c) the Assignment Agreement, the indemnity under Clause 6.6.2 shall be replaced by the condition set out in Clause 7.4.1(iii) provided that any costs (including, but not limited to, legal costs) relating to the acts and measures referred to in Clauses 7.4.1(i) to 7.4.1(iii) shall be borne in equal parts by the Sellers on the one hand and the Buyer on the other:
(i)	the Buyer, the Sellers, the Security Agent and all other parties to the Priority Agreement shall have entered into an amendment to the Priority Agreement with respect to the assignment and transfer of all the rights and obligations of the Sellers under the Priority Agreement to the Buyer subject to the Closing and in a form satisfactory to the Security Agent; provided that the terms of the amended Priority Agreement will be not less favourable than under the original Priority Agreement;

(ii)	the Buyer, the Sellers and the Security Agent (acting on its behalf and on behalf of the pledgees under the Company Share Pledges) and the Company shall, subject to the Closing and the satisfaction of the Finance Parties, have entered into notarial amendments to the Company Share Pledges for the purpose of ensuring the Lenders continue to benefit from first-ranking security interests over

EXECUTION VERSION
one hundred percent (100%) of the issued share capital of the Company and related receivables pursuant to Clause 9.6 of the Priority Agreement and for the purpose of assigning and transferring all the rights and obligations of the Sellers to the Buyer under the Company Share Pledges, all other terms remaining unchanged; and

(iii)	the Company, the Buyer, the Security Agent and/or Stripe shall, subject to the Closing, have entered into an amendment to the Assignment Agreement for the purpose of terminating Stripe’s rights and obligations thereunder.
7.4.2	The conditions set out in Clauses 7.1.3, 7.1.5, 7.1.8, 7.3.4 and 7.3.6 shall be deemed to be fulfilled if, instead, at the Sellers’ sole option, the Sellers provide to the Buyer evidence satisfactory to the Buyer that, upon the Closing, financing is available to the Company in the same amount and on terms not less favourable than under the Finance Documents.
8    CLOSING
8.1	Closing
8.1.1	Pre-Closing

In the event that all conditions (other than the conditions set out in Clause 7.3.7) pursuant to Clause 7 (Conditions to Closing) have been fulfilled (or expressly waived in writing by the Buyer or the Sellers, as the case may be) to the reasonable satisfaction of the Buyer or each of the Sellers, as the case may be, by 8 July 2005, representatives of each of the Sellers and the Buyer shall meet on 8 July 2005 at the offices of TA to exchange the certificates described under Clauses 7.2.13 and 7.3.5 and to discuss any details of the Closing (the “Pre-Closing Meeting”) and for the Sellers to deliver a draft of the Disclosure Letter updated as of the date of the Pre-Closing Meeting. In the event that the conditions pursuant to Clause 7 (Conditions to Closing) are fulfilled (or expressly waived in writing by the Buyer or the Sellers, as the case may be) to the reasonable satisfaction of the Buyer or each of the Sellers, as the case may be, after the lapse of 8 July 2005 and at least eight (8) days prior to the Drop Dead Date, the Pre-Closing Meeting shall be held three (3) Business Days after such fulfillment. The Sellers shall inform the Buyers immediately of any occurrence which in the opinion of the Sellers requires a further update of the draft Disclosure Letter delivered at the Pre-Closing Meeting. The Buyer and the Sellers shall execute a pre-closing notice according to the form as set out in Exhibit 8.1.1 (Form of Pre-Closing Notice) and duly completed and signed by all Parties (the “Pre-Closing Notice”), but subject to the Disclosure Letter as updated as of the Closing Date not disclosing any circumstance which would in the aggregate together with any and all disclosures made after the Disclosure Date, result in a reduction of the Purchase Price of more than Twenty Five Million Euro (€25,000,000). For the avoidance of doubt, neither the holding of, or attendance by any Party at, the Pre-Closing Meeting nor the execution by the Parties of the Pre-Closing Notice are conditions to the Closing for the purposes of this Agreement. The Parties shall procure that

EXECUTION VERSION
the Pre-Closing Notice shall be promptly delivered to the SPA Escrow Agent and COP Escrow Agent.

8.1.2	Closing

The Closing shall commence (i) in the event that the Pre-Closing Meeting has occurred on 8 July 2005, on 12 July 2005 or (ii) in the event that the Pre-Closing Meeting occurs at any time after 8 July 2005, on such date as shall be agreed by the Parties at the Pre-Closing Meeting, which shall be a date no later than the fifth (5th) Business Day after execution of the Pre-Closing Notice or such other date as may be agreed in writing by the Parties (the “Closing Date”), but at no time may the Closing Date be scheduled for, on or after the Drop Dead Date.
8.1.3	Transfers at Closing

The transfer of the M-Tel Shares from M-Tel to the Buyer and the transfer of the Stripe Shares from Stripe to the Buyer shall occur at the Closing.
8.1.4	Place of Closing

The Closing shall take place at the offices of the Escrow Agent in Sofia or any other place determined by the SPA Escrow Agent in co-operation with the Parties in Sofia on the Closing Date. For the avoidance of doubt, the closing actions which shall require the transfer of SPA Escrow Funds shall be carried out by the Vienna Branch of the SPA Escrow Agent, whilst all other closing actions shall be carried out by the Sofia Branch of the SPA Escrow Agent.
8.1.5	Closing Actions

Upon the fulfilment of the Conditions to the Closing set out in Clause 7 (Conditions to Closing), at the Closing, the Sellers and the Buyer shall take, or cause to be taken, all action to do, or cause to be done all things necessary (including without limitation instructing the SPA Escrow Agent and Security Agent to the extent necessary) to ensure that the following actions occur in the following sequential order:
(i)	the Sellers shall deliver to TA and the Buyer four (4) originals of the Disclosure Letter (signed by both Sellers) as updated as of the Closing Date;

(ii)	the Buyer shall review the Disclosure Letter and determine whether the updated Disclosure Letter results in non-fulfilment of any of the Buyer’s conditions to the Closing as set out in Clause 7.2 (Buyer’s Conditions to Closing) under the Share Purchase Agreement; if the Buyer is satisfied that the updated Disclosure Letter is in compliance with the relevant conditions to the Closing as set out in Clause 7.2 (Buyer’s Conditions to Closing) under the Share Purchase Agreement, then the Buyer shall counter-sign two (2) such originals of the updated Disclosure Letter and deliver one to each of the Sellers;

(iii)	the Sellers shall cause the delivery to the Custody Agent of the Data Room Boxes, obtain confirmation of receipt of such delivery

EXECUTION VERSION
from the Custody Agent as contemplated under the Custody Agreement, and deliver a copy of such delivery-receipt confirmation to each of Stripe, M-Tel and the Buyer;

(iv)	immediately upon fulfillment of the closing actions contemplated under Clauses 8.1.5.(i) through 8.1.5 (iii), each of the Sellers and the Buyer shall cause the delivery of an executed instruction in the form of Schedule T as defined under SPA Escrow Agreement to the custody of the SPA Escrow Agent; and

(v)	upon completion of the Closing actions contemplated by Clause 8.1.5 herein, the Sellers and the Buyer shall take, or cause to be taken, all action to do, or cause to be done all things necessary to ensure that the Escrow Agent and the Security Agent shall be and shall remain unconditionally and irrevocably instructed by the Sellers and the Buyer to carry out, inter alia, the transfer of the Shares and the transfer of the Stripe Closing Payment and the M-Tel Closing Payment as well as the other Closing actions set forth in Clause 4.1.2 of the SPA Escrow Agreement.
       8.1.6   Occurrence of Closing
(i)	Upon fulfillment of all of the Closing actions as set out in Clause 8.1.5 (Closing Actions), the Sellers and the Buyer shall execute a closing notice (the “Closing Notice”) confirming that the Closing has occurred in the form set out in Exhibit 8.1.6(i) (Form of Closing Notice) and notify a copy hereof to the COP Escrow Agent.

(ii)	All of the actions set out in Clause 8.1.5 (Closing Actions) constitute the Closing and will be deemed to have occurred simultaneously at the Closing. Unless otherwise agreed in writing by the Parties, should any of such actions not take place by 3.00 p.m. CET of the day immediately following the Closing Date, the Parties agree that they will take any and all actions as are necessary to put all Parties in as close as possible a position as they would have been had any actions that have in fact taken place under Clause 8.1.5 (Closing Actions) not taken place.
9 CONSEQUENCES IF CLOSING DOES NOT OCCUR
     9.1 Closing Rescission (Rücktritt)
In the event that:

9.1.1 the Buyer’s conditions set out in Clause 7.2 (Buyer’s Conditions to Closing) have not been met or duly waived by the Buyer on or prior to the Drop Dead Date, the Buyer shall have the right;

9.1.2 the Sellers conditions set out in Clause 7.3 (Sellers’ Conditions to Closing) have not been met or duly waived by the Sellers on or prior to the Drop Dead Date, the Sellers shall have the right;

9.1.3 the mutual conditions set out in Clause 7.1 (Mutual Conditions to Closing) and Clause 7.4 (Additional Conditions to Closing) have not been met or

EXECUTION VERSION
duly waived by all Parties or the Closing has not occurred for any reason other than those set forth in Clauses 9.1.1 and 9.1.2 on or prior to the Drop Dead Date, each of the Buyer and the Sellers shall have the right;
to rescind this Agreement upon written notice to the other Parties, except that: (a) should the Closing not occur due to the default of the Buyer, the Buyer shall not have any such right of rescission, and (b) should the Closing not occur due to the default of either of the Sellers, the Sellers shall not have any such right of rescission. Default under this Clause 9.1 (Closing Rescission (Rücktritt)) shall mean with respect to the Buyer on the one hand and the Sellers on the other, any breach by gross negligence or wilful misconduct of an obligation or covenant applicable to it as set out in Clause 6.5 (Satisfaction of Conditions Precedent) and Clause 8.1.5 (Closing Actions) (such defaulting Buyer or Sellers together being the “Closing Defaulting Party”). Default under this Clause 9.1 (Closing Rescission (Rücktritt)) shall not be construed to mean or include any breach of obligations under Clause 6.5 (Satisfaction of Conditions Precedent) which pertain to Clauses 7.1.2, 7.2.6, 7.2.8 and 7.2.10 or which pertain to disclosures (as contemplated by Clause 7.2.6) that do not relate to any intentional measures by any of the Sellers which, in the absence of such disclosure, would in the aggregate result in a reduction of the Purchase Price pursuant to Clause 10 (Indemnification) of more than Twenty Five Million Euro (€ 25,000,000). If the Closing has not occurred by 24:00 (CET) on the Drop Dead Date and no Party has a right to rescind under this Clause 9.1 (Closing Rescission (Rücktritt)), this Agreement shall terminate.
9.2 Indemnification in Case of Closing Rescission and Liquidated Damages
9.2.1	In the event that a Party rescinds this Agreement pursuant to Clause 9.1 (Closing Rescission (Rücktritt)), the Closing Defaulting Party is obliged to pay to the other Party by way of indemnity any damages, consequential damages and loss of profit due to such default.

9.2.2	In the event that, upon the fulfilment of all conditions to the Closing set out in Clause 7 (Conditions to Closing), either of the Sellers does not transfer unrestricted and unencumbered (other than the Company Share Pledges existing in favour of the Finance Parties at the Signing Date) ownership in all of its respective Shares to the Buyer on or prior to the Drop Dead Date due to M-Tel’s or Stripe’s intentional breach of this Agreement (such as, but not limited to, the binding transfer of any portion of its respective Shares to a third party at any time before the Closing except for a Permitted Stripe Disposal), subject to the concurrent rescission of this Agreement by the Buyer or either of the Sellers, such rescission becoming effective upon receipt of the payments set out in this Clause 9.2.2:
(i)	Stripe shall pay to the Buyer liquidated damages (Vertragsstrafe) in cash equal to the higher of:
(a)	Sixty Four Million Euro (€ 64,000,000); or

(b)	in the event of a transfer or disposal (other than in relation to a Permitted Stripe Disposal), on whatever legal basis, by Stripe of its Stripe Shares or parts thereof to a third party (a “Stripe Transfer”) or Stripe agreeing to enter into a Stripe Transfer on or prior to the one year anniversary of the

EXECUTION VERSION
Signing Date, the excess gross value of the proceeds (including any deferred consideration) realised by Stripe through the Stripe Transfer of such portion of its Shares to a third party compared to the relevant portion of the Purchase Price (including the maximum Deferred Consideration) which would be payable by the Buyer to Stripe thereunder;
AND
(ii)	M-Tel shall pay to the Buyer liquidated damages (Vertragsstrafe) in cash equal to the higher of:
(a)	Ninety Six Million Euro (€ 96,000,000); or

(b)	in the event of a transfer or disposal, on whatever legal basis, by M-Tel of its M-Tel Shares or parts thereof to a third party (a “M-Tel Transfer”) or M-Tel agreeing to enter into a M-Tel Transfer on or prior to the one year anniversary of the Signing Date, the excess gross value of the proceeds (including any deferred consideration) realised by M-Tel through the M-Tel Transfer of such portion of its M-Tel Shares to a third party compared to the relevant portion of the Purchase Price (including the maximum Deferred Consideration) which would be payable by the Buyer to M-Tel thereunder;
in each case as liquidated damages (Vertragsstrafe) as full and final compensation for any and all financial losses, liabilities, fees, costs, charges, expenses, damages (including actual, consequential or incidental damages) or loss of profit under this Clause 9.2.2.
9.2.3	In the event that:
(i)	upon the occurrence of a Pre-emption Event, M-Tel intentionally does not duly exercise the Pre-emption Right pursuant to Clause 6.4.2 with respect to all of the Stripe Shares and the Closing does not occur on or prior to the Drop Dead Date; or

(ii)	following a due exercise by M-Tel of the Pre-emption Right, M-Tel intentionally does not in accordance with the Buyer’s instructions pursuant to Clause 6.4.2 (as the case may be) either:
(a)	nominate the Buyer as transferee under the Pre-emption Right; or

(b)	transfer the Stripe Shares to the Buyer under the Pre-emption Right on or prior to the Drop Dead Date;

and the Closing does not occur on or prior to the Drop Dead Date; or
(iii)	upon the occurrence of a Permitted Stripe Disposal, the third party transferee under the Permitted Stripe Disposal does not transfer all of the Stripe Shares to the Buyer on or prior to the Drop Dead Date pursuant to this Agreement;

EXECUTION VERSION
the Buyer shall be (I) entitled to rescind this Agreement and (II) subject to the concurrent rescission of this Agreement by the Buyer pursuant to (I), such rescission becoming effective upon receipt of the payments set out in this Clause 9.2.3, M-Tel and Stripe shall be jointly and severally liable to pay to the Buyer liquidated damages (Vertragsstrafe) in the amount of One Hundred Sixty Million Euro (€ 160,000,000) as full and final compensation for any and all financial losses, liabilities, fees, costs, charges, expenses, damages (including actual, consequential or incidental damages) or loss of profit under this Agreement.

9.2.4	The Seller’s joint and/or several aggregate liability to TA and/or the Buyer for any liquidated damages or any other losses or damages (including actual, consequential or incidental damages) attributable to or relating to any breach or default by one or more of the Sellers prior to the Closing contemplated under this Clause 9.2 (Indemnification in Case of Closing Rescission and Liquidated Damages) shall be limited in the aggregate to the amount of One Hundred Sixty Million Euro (€ 160,000,000). Any further damages or indemnification sought by TA and/or the Buyer from either Seller for any such defaults contemplated in this Clause 9.2 (Indemnification in Case of Closing Rescission and Liquidated Damages) and/or sought by TA under Clause 7.3 of the Call Option Agreement exceeding this amount shall be expressly excluded. For the avoidance of doubt, in the event of rescission pursuant to Clause 9.2.3 no further indemnification pursuant to Clause 9.2.2 can be claimed or vice versa.
9.3	Liquidated damages and/or indemnification for any damages, consequential damages and/or loss of profit to be paid by one or more Parties pursuant to Clause 9.2 (Indemnification in Case of Closing Rescission and Liquidated Damages) shall be decreased by any amount paid by or on behalf of any Party pursuant to the Call Option Agreement as liquidated damages or indemnification upon the termination of the Call Option Agreement; for the avoidance of doubt, repayment of the Option Price as set out in Clause 8.2 of the Call Option Agreement shall not be deemed to be indemnification for the termination of the Call Option Agreement.

9.4	If the Closing does not occur, the provisions of this Clause 9 (Consequences if Closing Does Not Occur) contain the only remedies available to the Parties in respect of this Agreement and no other liability shall attach to any Party for any reason whatsoever.
10 INDEMNIFICATION
In the event that the Closing occurs:
10.1	Survival of Representations and Warranties

All claims against the Sellers on the grounds of the representations and warranties contained in Clause 3 (Representations and Warranties of Sellers Re: Transaction) and Clause 5 (Representations and Warranties of Sellers Re: The Company) and on the grounds of other provisions of this Agreement (each, a “Claim”) shall be time barred unless they are mutually agreed by the relevant Parties in writing or acknowledged (anerkennen) as a valid Claim by the Sellers in writing or duly asserted by initiation of arbitration proceedings within twelve (12) months from the

EXECUTION VERSION
Closing Date (each an “Issued Claim”), initiation being the initial filing of a bona fide complaint with the arbitral tribunal except:
10.1.1	for Claims for breaches of Clause 5.3 (Legal Ownership of the Company Shares), in which case the statutory limitation period shall apply;

10.1.2	for Claims for breaches of Clause 5.9 (Telecom Licences) in which case the statutory limitation period shall apply, unless and until any time after the Closing, the Sellers present to the Buyer a comfort letter issued by the Regulator confirming that the Telecom Licences have been lawfully granted and that the Regulator is not aware of any infringements of the conditions of the Telecom Licences at the time of Closing (the “Comfort Letter”), upon which event Claims based on a breach of the warranty relating to facts covered by the Comfort Letter shall be time barred;

10.1.3	for Claims for breaches of Clause 5.22 (Tax) which shall be time barred upon the passing of six (6) months after expiry of the statutory limitation period for the relevant tax statements; if a comprehensive tax audit of the Company takes place, however, Claims relating to circumstances which fell into the scope of the period covered by such tax audit shall become time-barred six (6) months after the decision issued on the relevant tax audit is enforceable and no longer subject to appeal provided that, for the avoidance of doubt, in no event shall the Seller’s liability under this Clause 10.1.3 extend beyond the passing of six (6) months after expiry of the statutory limitation period for the relevant statements; provided that no resumption of proceedings will be initiated by the tax authority pursuant to article 115 of the Bulgarian Tax Procedure Code being based on any reasons attributable to any act or omission of the Sellers prior to the Closing Date; upon the request of Sellers, the Buyer shall procure that a tax audit takes place upon the initiative of the Company.
10.2 Claims of the Buyer for Breach of Representations, Warranties or Covenants
10.2.1	Remedying Defects

Should: (i) one of the Sellers breach any of the representations or warranties given under Clauses 3 (Representations and Warranties of Sellers Re: Transaction) and 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe), or (ii) should one of the Sellers breach any of its/their covenants under Clause 6.2 (Pre-Closing Covenants of the Sellers Regarding the Conduct of Business), or (iii) should one of the Sellers breach any of its/their covenants under Clause 6.3 (No Solicitation), provided that such breach of Clause 6.3 (No Solicitation) resulted directly in a downgrade in the Buyer’s corporate credit rating with Moody’s, Standard & Poor’s, Fitch (including any degradation of the future outlook with respect to such credit rating) (each event referred to under (i) and (ii) being a “Breach”), the Buyer may claim a reduction of the Purchase Price in accordance with the following provisions and each of the Sellers shall be obliged to pay on a pro-rata basis in cash to the Buyer within the subsequent thirty (30) Calendar Day period an amount equal to such reduction of the Purchase Price. In the event of dispute, such dispute shall be settled as provided in Clause 12.1 (Settlement of Disputes), in

EXECUTION VERSION
which case the Buyer shall be paid such amount as is provided for under the final arbitration award as a reduction of the Purchase Price. Without any prejudice to the rights of the Buyer under the Call Option Agreement and to the rights of the Buyer in Clause 9 (Consequences if Closing Does Not Occur), the Buyer shall not be entitled to raise any Claims for breach of the representations and warranties set out in Clauses 5.1 (Organisation, Qualification and Corporate Power) through 5.26 (Information Disclosed by Stripe), or of the covenants set out in Clauses 6.2 (Pre-Closing Covenants of the Sellers Regarding the conduct of Business) and 6.3 (No Solicitation) at any time when the Closing has not yet occurred.
10.2.2	Calculation of Reduction of the Purchase Price

The reduction of the Purchase Price in case of a Breach shall be calculated to be the aggregate of:
(i)	in the reasonable discretion of the Buyer, in particular with regard to the obligation referred to in Clause 10.2.3 (Mitigation), either: (a) the full amount of the replacement value of any asset of the Company affected by the Breach, taking into account any statutory duties to mitigate any damages, or (b) an amount equal to any financial loss (excluding consequential damages and lost profits) or liability (including, for the avoidance of doubt, tax liabilities or tax payments) suffered or incurred (i) by the Buyer in case of breaches of Clause 3 (Representations and Warranties of Sellers Re: Transaction) or the covenants contained in Clause 6.1 (Pre-Closing Covenants of the Sellers Regarding Information) and (ii) by the Company in case of breaches of Clauses 5 (Representations and Warranties of Sellers Re: The Company) and 6.2 (Pre-Closing Covenants of the Sellers Regarding Conduct of Business) directly or indirectly as a result of the Breach, and for the avoidance of doubt, in all cases by not taking into account any losses suffered due to the integration of the Company into the Buyer (on a stand-alone basis); and

(ii)	all reasonable costs, expenses and disbursements suffered or incurred by the Buyer and/or the Company directly or indirectly as a result of the enforcement of any Breach.
10.2.3	Mitigation

Nothing in this Agreement shall be deemed to relieve the Buyer from any statutory duty to mitigate any loss or damage incurred by it as a result of any breach of this Agreement, in particular as set forth in Section 1304 ABGB.

10.2.4	No Joint Responsibility

Each of the representations and warranties of the Sellers are given individually and not jointly. No Seller shall be liable for any Claims for a Breach against the other Seller or any other obligation assumed by the other Seller in or in connection with this Agreement.

10.2.5	Relevant Warranty Claim

EXECUTION VERSION
The Sellers shall not be liable for any Claims unless:

(i)	such Claim has been raised in writing with a detailed description of the basis of such Claim and a non-binding indication of the claimed reduction of the Purchase Price within four (4) weeks after the Buyer has received knowledge of the incorrectness of a warranty or representation ( “Warranty Notice”);

(ii)	the Sellers have not, within a reasonable period of time, which is not less than ten (10) Business Days after receipt of the Warranty Notice, created, at their own expense, a position under which the relevant representation or warranty is correct;

(iii)	the Claim on an individual basis (which means a Claim which is related to one economic set of facts (wirtschaftlicher Lebenssachverhalt) resulting in one or more Breaches but not the aggregate of Claims resulting from different occurrences, events or circumstances) exceeds Three Million Euro (€3,000,000) (each, a “Relevant Warranty Claim”); and

(iv)	the aggregated Relevant Warranty Claims exceed, or will exceed when aggregated with the aggregated liability of the respective Party hereunder in respect of all other Relevant Warranty Claims, the sum of Ten Million Euro (€10,000,000) whereupon the Buyer shall be entitled to the total amount of the Relevant Warranty Claims.
For the purposes of calculating whether the thresholds contained in Clauses 10.2.5(iii) and (iv) are exceeded, the amount of Claims against each of the Sellers deriving from one single Breach shall be aggregated.

The thresholds set forth in Clauses 10.2.5(iii) and (iv) shall not apply to (i) Claims based on Breaches of Clause 6.2.5 and Clause 5.2 (Capitalisation of the Company), last sentence due to dividend distributions, and (ii) Claims based on Breaches of Clause 6.2.11.

For the avoidance of doubt, Claims based on Clause 5.6 (Financial Statements) and based on more than one accounting, consolidation or auditing error shall be deemed to be separate Claims. A Claim based on a systematic application due to a misinterpretation of any one accounting rule shall be deemed to be one Claim. The incorrect treatment of one economic set of facts (wirtschaftlicher Lebenssachverhalt) in the Consolidated Financial Statements 2003/2004 or Interim Financial Statements shall be deemed to result in one Claim.
10.2.6	Maximum Amount of Liability

M-Tel’s liability under this Agreement for any and all breaches of this Agreement in the aggregate is limited to a total amount of One Hundred and Eight Million Euro (€108,000,000) and Stripe’s liability under this Agreement for any and all breaches under this Agreement in the aggregate is limited to a total amount of Seventy-Two Million Euro (€72,000,000), except for breaches of (i) Clause 5.3 (Legal Ownership of the Company Shares), (ii) Clause 5.9 (Telecom Licences), (iii) Clause 6.2.5, (iv) Clause

EXECUTION VERSION
6.3 (No Solicitation), (v) Clause 10.2.7 (Rescission), (vi) Clause 12.2 (Cost of Dispute), and (vii) Clause 13.11 (Stamp Taxes and Duties) which shall not be limited and except for payments under Clause 9.2.3 which shall be limited pursuant to Clause 9.2.4.

10.2.7	Rescission

Without limiting any other rescission rights of the Buyer or any of the Sellers under this Agreement, in the event of a breach of any of the Sellers’ representations and warranties set forth in Clause 5.3 (Legal Ownership of the Company Shares) or 5.9 (Telecom Licences) which is not time-barred, the Buyer shall have the right but not the obligation, by notice in writing to each of the Sellers, to rescind this Agreement with respect to both Sellers as a whole.

10.2.8	Burden of Proof

The Buyer has the burden of proof for Claims made in relation to the breach of any representation, warranty or covenant of the Sellers under this Agreement.

10.2.9	No Double Counting of Claims

In order to avoid double-recovery, any occurrence, event or circumstance giving rise to a Claim may only be compensated for once, even if it would constitute a breach of several representations, warranties or covenants. The same applies with respect to claims made in relation to the breach of a representation, warranty, covenant or other obligation of the Sellers pursuant to the Call Option Agreement. All payments to be made by the Sellers based on any occurrence, event or circumstance giving rise to a claim made in relation to a Breach or for a breach of a representation, warranty or covenant of the Sellers pursuant to the Call Option Agreement shall therefore be deducted from any payments made for the same occurrence, event or circumstance under this Agreement. The same applies with respect to Claims made in relation to a Breach to the extent such Breach has been taken into account in calculating the Purchase Price and has resulted in a reduction of the Purchase Price.

10.2.10	Deductions

Any Claim for a breach made in relation to the breach of a representation, warranty or covenant of the Sellers under this Agreement shall be reduced by any and all amounts and benefits receivable on behalf of or in favour of the Company or the Buyer from insurance carriers or third parties including, but not limited to, suppliers and customers. Notwithstanding the preceding sentence, as regards claims of the Company under the share purchase agreement with Mobiltel Holding GmbH of 25 May 2004 in favour of the Company, Claims shall be reduced only to the extent that amounts are received by the Company or result in prepayments under the Credit Agreement; provided that the Buyer shall procure that the Company shall initiate and pursue proceedings against Mobiltel Holding GmbH and/or, Bank für Arbeit und Wirtschaft Aktiengesellschaft, as the case may be, upon the written request of either of the Sellers, or in the event that a Seller

EXECUTION VERSION
has been liquidated the shareholders of such Seller existing as of the Signing Date, acting jointly through one validly authorised representative of the Sellers and further provided that the Sellers, or the shareholders of either Sellers existing as of the Signing Date, shall reimburse the Company for any reasonably incurred enforcement costs. Any Claim shall further be reduced for any events which directly result in tax reimbursements or savings to the Company or to the Buyer, including, but not limited to, any reduction in corporate tax directly attributable to a reduction of taxable profits caused by such breach or any future reduction in corporate tax becoming effective during the first year after the Closing which is directly attributable to such breach. Any claims made in relation to the breach of a representation or warranty of the Sellers under this Agreement shall be reduced to the extent that any losses suffered by the Company have been provided for or reserved in the Consolidated Financial Statements 2004 of the Company for the respective Breach.

10.2.11	Exclusion of Damages

In the case of a breach of any representations, warranties or covenants or obligations of the Sellers under this Agreement, the Buyer’s claims raised after the Closing Date shall be limited exclusively to claims pursuant to this Clause 10.2 (Claims of the Buyer for Breach of Representations, Warranties or Covenants) if not based on fraud or wilful misconduct. Except as contemplated under Clause 9 (Consequences if Closing Does Not Occur), any other claims or claims which exceed the limitation on liability set out in Clause 10.2.6 (Maximum Amount of Liability) are expressly excluded, and in no event shall any amounts including, but not limited to, consequential damages, loss of profit, whether reasonably foreseeable or not, be claimed or paid relating to this Agreement.

10.2.12	Security for Claims

As security for any Claims of the Buyer under this Clause 10 (Indemnification), the Buyer is entitled to a cash holdback of a total amount of One Hundred and Eighty Million Euro (€180,000,000) which shall be paid subject to Clause 2.4.4 (Payment of the Deferred Consideration) in the SPA Escrow Account on the 20 December 2005 and remain deposited and shall be used to settle successful Claims under this Clause 10 (Indemnification) (such an amount held in the SPA Escrow Account from time to time being the “Holdback Funds”) according to the provisions of the SPA Escrow Agreement. At a date twelve (12) months following the Closing Date, the SPA Escrow Agent shall release all Holdback Funds (other than such Holdback Funds as have been notified to the SPA Escrow Agent as being the subject of an Issued Claim by the joint notification of the Parties or by the receipt of an original or certified copy of an official notice from the arbitrator that proceedings in accordance with Clause 12 (Dispute Resolution) have been initiated in respect of such Issued Claim, in each case detailing the amount in dispute) to the Sellers. The Parties shall also procure that any funds remaining in the SPA Escrow Account after such date shall be released on the Joint Release Instruction of the Parties or a sole instruction by any Party accompanied by an appropriate final award

EXECUTION VERSION
from the arbitrator as described in Clause 12 (Dispute Resolution). When all such Issued Claims have been finally settled, the Parties shall procure the release of any funds remaining in the SPA Escrow Account to the Sellers in accordance with the terms of the SPA Escrow Agreement.
11 TA GUARANTEE
11.1.1	TA unconditionally, irrevocably and on first demand guarantees to the Sellers within the meaning of Section 880a second sentence ABGB and without the requirement of prior legal proceedings against the Buyer:
(i)	that if the Buyer does not pay any sum or fulfil any of its obligations which are to be performed by it under this Agreement and its Exhibits, for any reason, by the time and in the manner specified in this Agreement to procure the performance of such obligation by the Buyer or pay promptly such sum on the sole discretion of the Sellers;

(ii)	to indemnify the Sellers against any losses, liabilities, fees, costs, charges, expenses, damages (including actual, consequential or incidental damages) suffered as a result of any obligation not being performed by the Buyer under this Agreement and its Exhibits;

(iii)	that TA ultimately, directly and/or indirectly continue to hold a participation interest of at least seventy five percent (75%) of the Buyer’s share capital and voting rights and that the Buyer fulfils the criteria set out in Clause 7.2 of the Credit Agreement until full payment of the amounts owed by the Buyer to the Sellers under this Agreement;

(iv)	to indemnify each Seller against any financial losses, liabilities, fees, costs, charges, expenses, taxes (including, without limitation, withholding taxes) which either Seller suffers by reason of TA nominating the Buyer instead of TA as buyer under this Agreement pursuant to Clause 10.15 of the Call Option Agreement; and

(v)	that the nomination of the Buyer and the performance of this Agreement by the Buyer does not detrimentally affect the rights and obligations of the Sellers under this Agreement compared to such rights and obligations being performed by TA under this Agreement.
11.1.2	Place of performance for TA’s obligations under this Clause 11 (TA Guarantee) shall be Zurich, Switzerland. All payments shall be effected to and through accounts held outside of Austria.
12 DISPUTE RESOLUTION
12.1	Settlement of Disputes

Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by the Parties shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitration Tribunal of the Zurich Chamber of Commerce

EXECUTION VERSION
(Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with those rules. The arbitration tribunal shall be composed of three (3) arbitrators who shall be appointed according to such rules. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 12.1 (Settlement of Disputes) shall not in any way restrict the Parties’ right to have disputes settled by arbitration in accordance with this Clause 12.1 (Settlement of Disputes).

12.2	Cost of Dispute

In the event of a dispute arising from or relating to this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover reasonable interest on the amounts owed, attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such Party’s rights and in enforcing such Party’s rights under this Agreement.
13 MISCELLANEOUS
13.1	Relationship of the Parties

This Agreement shall not create a partnership or joint venture between the Parties and nothing herein shall authorise a Party to act for, represent or bind any other Party, except as specifically provided herein.

13.2	No Third-Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective universal legal successors, except pursuant to Clause 13.4 (Succession and Assignment).

13.3	Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they are related in any way to the subject matter hereof, except, for the avoidance of doubt, the Call Option Agreement.

13.4	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective universal legal successors.

13.5	Notices
13.5.1	All agreements, instructions, notices, requests, demands, claims, approvals, consents and other communications hereunder shall be in writing. Any notice, request, demand, claim, approval, consent or other communication hereunder shall be deemed duly delivered to and received by the intended recipient two (2) Business Days after, if it is sent by

EXECUTION VERSION
     registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
(i)	if to M-Tel:
Dr. Bernd Sagasser
Haarmann Hemmelrath
23, Rue Balzac
F-75406 Paris Cedex 08
Fax:+33-1-53530281
bernd.sagasser@haarmannhemmelrath.com
with a copy to:
Dr. Joachim Drude
c/o Baker & McKenzie
D-40221 Düsseldorf Neuer Zollhof 2
Fax: +49-211-311 16 199
joachim.drude@bakernet.com
(ii)	if to Stripe:
Stripe Investments S.a ..r.l.
Attention: Manacor (Luxembourg) S.A.
46A Avenue J.F. Kennedy
Luxembourg, L-1855
Fax: +352 421961
with a copy to:
Verbena Servicos e Investimentos S.A. and Prestacao de Servicos
de Consultoria Economica S.A.
Attention: Andrew Scott/Claudia Mayr-Dobin
107 Beaufort Street
London SW3 6BA
United Kingdom
Fax: +44 207 351 9889
CVC International
Attention: Mark R. Jacobson/Sunil K. Nair
8th Floor
33 Cavendish Square
London W1A 2SY
United Kingdom
Fax: +44 207 500 1498
mark.jacobson@citigroup.com
ABN Amro Capital
Attention: Machiel Papousek / Vikram Pant
PAC HQ41156
Gustav Mahlerlaan 10
PO Box 283
1000 EA, Amsterdam

EXECUTION VERSION
Fax: +31 20 628 6626
machiel.papousek@nl.abnamro.com
Sandler Capital Management
Attention: Adi Dehejia
711 Fifth Avenue, 15th Floor
New York, NY 10022, USA
Fax: +1 212 826 0280
adi@sandlercap.com
Innova Capital Limited
Attention: David A. Fisher
Aurum Building, 4th Floor
Walicow Street 11
00-865 Warsaw, Poland
Fax: +48 22 583 9420
dfisher@innovacap.com
3TS Venture Partners
Attention: Daniel Lynch
Vàclavskà 12 120 00
Prague Czech Republic
Fax: +420 221 460 137
dlynch@3tsvp.com
Global Finance International Ltd
Attention: Mihalis N. Madianos
2, Parnassou Street & Kifissias Avenue
151 24 Athens– Greece
Fax: + 30 210 605
5430
madianos@globalfinance.gr
with a copy to Linklaters:
Attention: Theodore Cominos / Steven Pepa
8 Nicolae Iorga
Bucharest, Sector 1 Romania
Tel: +40 21 307 1614
Fax: +40 21 307 1555
theodore.cominos@linklaters.com / steven.pepa@linklaters.com
(iii)	if to TA and the Buyer:
Attention: Wilfried Stratil
Telekom Austria Aktiengesellschaft
Representative Office Brussels
Av. De Cortenbergh 52
B-1000, Brussels
Tel: +32 2 734 77 69
Fax: +32 2 734 39 98
Wilfried.stratil@telekom.at

EXECUTION VERSION
and to:
Attention: Dr. Stefano Colombo, Dr. Erich Gnad
TAG-Tel EOOD
Sofia, Janko Zabunov Str. 3/1,
1309 Sofia, Bulgaria
Tel: +359 2 921 99 21
Fax: +359 2 921 99 29
with a copy to:
CMS Reich-Rohrwig Hainz
Attention: Dr. Peter Huber
Tzar Osvoboditel Blvd. 14, 1000 Sofia, Bulgaria
Tel: +359 2 921 99 21
Fax: +359 2 921 99 29
peter.huber@cms-rrh.com
13.5.2	In addition any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, but not electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly delivered unless and until it actually is received by the intended recipient — except if sent according to Clause 13.5.1, or in the case of fax, confirmed as received by fax machine of the intended recipient, the number of which is shown above.

13.5.3	Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered to it by giving the other Parties notice in the manner set forth herein.
13.6	Governing Law

This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to any choice of law or conflict of law provision or rule (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria save to the extent required to provide enforceability and except that for the validity of the transfer of the Shares imperative provisions of Bulgarian Law shall apply.

13.7	Amendments

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. This shall also apply to this Clause 13.7 (Amendments).

13.8	Waivers

No waiver by any Party of any right, default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior, contemporaneous or subsequent right, default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any other such occurrence. Any such waiver shall be deemed effective only if given in writing and signed by the Party charged with such waiver. The failure by a

EXECUTION VERSION
Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto shall not constitute a waiver of its rights in the event of any other occurrence giving rise to such right.
13.9	Severability and Blue-Pencilling
13.9.1	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.9.2	The Parties shall replace any invalid or unenforceable term or provision by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of the Parties.
13.10	Taxes and Levies

Subject to Clause 13.11 (Stamp Taxes and Duties), each of the Sellers and the Buyer shall bear and pay all personal taxes and levies which may be imposed upon it by any government or competent authority relating to the transactions contemplated by this Agreement. For the avoidance of doubt, withholding taxes on payments shall be deemed personal taxes imposed upon the recipient of the respective payment.

13.11	Stamp Taxes and Duties

The Buyer shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any government or competent authority under or in connection with this Agreement or the transfer of the Shares in accordance with this Agreement, except for any stamp duties being triggered solely due to the default of either of the Sellers resulting from bringing into Austria documents which may trigger stamp duties which shall be borne by such Sellers. To the extent a Party is directly liable for such registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, such amounts are fully payable by such Party or reimbursable to such Party by the other Party or Parties (as the case may be).
13.12 Integration and Construction
13.12.1	The preamble of this Agreement is an integral part of this Agreement.

13.12.2	The exhibits, annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof and defined terms of this Agreement have the same meaning if used in the exhibits, annexes and schedules.

13.12.3	Any obligation hereunder that falls on a day that is not a Business Day shall be postponed to the next Business Day.

EXECUTION VERSION
13.12.4	This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.12.5	Reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
13.13	Survival

The provisions of the following Clauses shall survive the termination of this Agreement: Clause 1 (Definitions); Clause 9 (Consequences if Closing Does not Occur); Clause 12 (Dispute Resolution); Clause 13.12 (Integration and Construction); this Clause 13.13 (Survival) and Clause 13.14 (Confidentiality).
13.14	Confidentiality
13.14.1	Each Party undertakes for itself and guarantees within the meaning of section 880a ABGB the fulfilment of this obligation by its Affiliates, to keep confidential any information relating to this Agreement including its exhibits and to prevent the passing on of this confidential information to third parties (the “Confidential Information”).

13.14.2	The Parties shall procure to give access to Confidential Information only to such persons who are either bound by professional duty of confidentiality or who require knowledge of the information as employees, officers or directors of the respective Party or one of their Affiliates for the orderly conduct of business of the Party concerned. The Party shall also require such persons to keep the Confidential Information secret. The Buyer shall procure in particular that the persons which are entitled to access to the Company or to the Supervisory Board or Management Board as set out in Clause 6.1 (Pre-Closing Covenants of the Sellers Regarding Information), keep confidential all Confidential Information provided to them under such entitlement in accordance with this Clause 13.14 (Confidentiality).

13.14.3	For the purpose of this Clause 13.14 (Confidentiality) the following information shall not be considered to be Confidential Information: (i) information already in the public domain, (ii) information disclosed through no fault of the disclosing Party, and (iii) information which became known independently of the disclosure. Nothing herein shall be construed as preventing a Party from disclosing Confidential Information where it is under a mandatory duty, under applicable law, regulation, court or administrative decision to make such disclosure.

13.14.4	No announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, it is the intention of the Parties that, to the extent reasonably practicable, all announcements or public statements concerning this Agreement shall be made on a joint basis. This Clause 13.14.4 shall not apply to any announcement, public statement or circular by any Party required by law, a securities exchange or a regulatory, administrative or governmental body to

EXECUTION VERSION
which such Party is subject, including the rules of a stock exchange, in which case the Party concerned shall inform the other Parties and shall make all reasonable attempts to agree the contents of such announcement or statement with the other Parties before making the announcement or statement.
13.15	Non-Compete
13.15.1	The Sellers shall not, for a period of two (2) years after the Closing Date, on their own behalf or on behalf of or together with any Third Party in any capacity whatsoever, for any purpose directly or acting on its own behalf through any Third Party or through a Subsidiary (i) do anything which is in competition, in whole or in part, with the Company’s or any of the Subsidiaries activities in the fixed line and mobile telecommunication markets in Bulgaria, (ii) solicit or assist (x) for a period of two (2) years after the Closing in the soliciting of any employees of any of the Company, any of the Subsidiaries or Alabin in Bulgaria or (y) for a period of one (1) year after the Closing in the soliciting of the members of the Management Board in the telecommunications market, (iii) except for investments in listed companies outside Bulgaria, have participations in Bulgaria (other than in the Company) in the fixed line and mobile telecommunications market.

13.15.2	For the purposes of this Clause 13.15 (Non-Compete), roaming agreements concluded by non-Bulgarian entities with Bulgarian counterparties shall not be considered as activity in the Bulgarian telecommunication market or as competition with the Company or any of its Subsidiaries or Alabin.
13.16	Further Assurances

Each of the Parties shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intentions and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby; for the avoidance of doubt, in the event of the proposed transfer or re-transfer of the Company Shares or the Alabin Shares by way of rescission or otherwise as contemplated by Article 9 (Consequences if Closing Does Not Occur), each of the Parties shall use its reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as another Party may reasonably request in order to inter alia:
(i)	obtain the legally valid permission of the Bulgarian Competition Protection Commission;

(ii)	obtain the legally valid permission of the Austrian Competition Court;

(iii)	obtain the legally valid permission of the Regulator; and

(iv)	obtain the consent and/or the approval of the release of the Buyer and TA from the Security Documents and the Finance Documents by the Lenders and the Note Trustee in rescinding this Agreement;

EXECUTION VERSION
(v)	for purposes of consummating such transaction as lawfully and expediently as reasonably possible.
13.17	Legal Fees

Each Party bears the fees of its own legal and financial advisers.

13.18	Language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

13.19	Counterparts

This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be signed in four (4) originals.
In Witness whereof the Parties hereto have executed this legally binding Agreement as of the date first above written.
For and on behalf of M-Tel
M-Tel Holding GmbH

Signature:

Name:	Mr. Jam Schlaff
Title:	Managing Directors

Signature:

Name:	Mr. Michael Hason
Title:	Managing Directors
For and on behalf of Stripe
Stripe Investments S.a.r.l.

Signature:

Name:	Mr. Mihalis Madianos
Title:	Attorney-in-Fact

EXECUTION VERSION
For and on behalf of the Buyer
TAG-TEL EOOD

Signature:

Name:	Dr. Stefano Colombo
Title:	Managing Director

Signature:

Name:	Dr. Erich Gnad
Title:	Managing Director
For and on behalf of TA
TELEKOM AUSTRIA AKTIENGESELLSCHAFT

Signature:

Name:	Dr. Stefano Colombo
Title:	Chief Financial Officer

Signature:

Name:	Mr. Hans Lang
Title:	Attorney-in-Fact